EXHIBIT 10.1

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

Execution Copy

Confidential

COLLABORATIVE RESEARCH, DEVELOPMENT, COMMERCIALIZATION

AND LICENSE AGREEMENT

BETWEEN

SENOMYX, INC.

AND

FIRMENICH SA

COLLABORATIVE RESEARCH, DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT

THIS AGREEMENT is entered into as of the Effective Date by and between SENOMYX, INC., a Delaware Corporation having offices at 4767 Nexus Centre Drive, San Diego, CA 92121, U.S.A. (“Senomyx”) and FIRMENICH SA, a Swiss Company, having its principal place of business at 1, route des Jeunes, 1211 Geneva 8, Switzerland (“Firmenich”).

BACKGROUND

Firmenich and Senomyx entered into a Collaborative Research, Development, Commercialization and License Agreement, dated December 14, 2007 (“First Agreement”), for a research and development program to discover and develop compounds which modulate the human TRPM8 receptor and provide a cooling taste effect.   Firmenich and Senomyx also entered into a Collaborative Commercialization and License Agreement dated November 5, 2008 (“Second Agreement”) wherein Senomyx granted Firmenich certain license rights to Senomyx’s proprietary compound, S8475

Firmenich and Senomyx now desire to enter into this Agreement for a research and development program during the Collaborative Period to discover and/or develop Compounds that are Synthetic Compounds for use in the Fields (the “Collaborative Program”). Upon proper exercise of the Option set forth in Section 8.6 of this Agreement, the Collaborative Program will be automatically expanded to also include a second research and development program to discover and/or develop Compounds that are Natural Compounds.

NOW, THEREFORE, in consideration of the foregoing promises and of the covenants, representations and agreements set forth below, the parties hereby agree as follows:

THE AGREEMENT

1.              Definitions.  Certain terms set forth in this Agreement with initial capitals are defined in Appendix A or Appendix B, which are both incorporated herein by reference.

2.              Steering Committee.  Within […***…] of the Effective Date, the parties will establish a joint steering committee, which will be made up of representatives from the parties (the “Steering Committee”).  The Steering Committee will manage the Collaborative Program and will (i) provide strategic direction and performance criteria for the Collaborative Program; (ii) direct the efforts of the Collaborative Program and monitor progress and communicate status of the Collaborative Program;

***Confidential Treatment Requested

(iii) facilitate the cooperation between the parties; (iv) approve the achievement of milestones, and (v) continue to communicate following the Collaborative Period regarding the development and commercialization of Products.  The Steering Committee will consist of two (2) representatives designated by Senomyx and two (2) representatives designated by Firmenich.  Steering Committee members may delegate their voting powers to delegates from their respective companies.  Each member of the Steering Committee will have one (1) vote. The Steering Committee will meet at least four (4) times per year, unless otherwise agreed, using mutually agreed upon meeting locations and formats including teleconferencing and videoconferencing. Each party shall bear its own expenses relating to the meetings and activities of the Steering Committee. Senomyx will prepare and deliver to the members of the Steering Committee minutes of such meetings for review and approval by both parties. Decisions of the Steering Committee will be made by unanimous vote, at a meeting where all four voting representatives are represented, or by unanimous written consent. All unresolved disputes will be settled in accordance with Section 17.4, or as otherwise mutually agreed in writing.

3.              Collaborative Program.

3.1                               Research.   During the Collaborative Period, Senomyx will collaborate with Firmenich in the Collaborative Program (i) on an Exclusive basis with respect to Field I in the Territory and (ii) on a Co-Exclusive basis with respect to Field II in the Territory.

3.1.1                     The Collaborative Program will be conducted pursuant to the Research Plan.

3.1.2                     During the Collaborative Period, Senomyx will use its reasonable commercial efforts using the Research Fees provided under Section 7.2 to perform the activities outlined in the Research Plan.  Senomyx shall not be obligated to perform research and development activities under the Collaborative Program for more than […***…] Target Sweeteners at any one time.  Senomyx will prepare a data package containing technical information such as […***…], and results of […***…] as Senomyx shall reasonably determine for Compounds under the Collaborative Program]. Such data package will also designate the specific Target Sweetener(s) that the Selected Compound may be used to enhance under the license grants in Section 8, which shall be determined in advance by […***…] (the “Intended Purpose”).  For the avoidance of doubt, the Compounds set forth in the data package will be Synthetic Compounds, unless the Option is properly exercised pursuant to Section 8.6.

***Confidential Treatment Requested

In addition to the data package(s), Senomyx will provide a reasonable quantity of the applicable Compound material (laboratory synthesized grade) for evaluation by Firmenich.  For each Compound and Selected Compound evaluated by Firmenich under this Agreement, Firmenich will use commercially reasonable precautions in the evaluation of such compound including, without limitation, not exceeding concentration and exposure limits provided by Senomyx and following other guidelines provided by Senomyx with respect to any tasting by humans.  For each taste test of a Compound or Product conducted prior to Regulatory Approval in the applicable country and as permitted by local law, Firmenich will require each participant to sign an attestation of informed consent that is reasonable for tasting an experimental compound.  With respect to any such testing or evaluation activities, Firmenich will […***…].  Fimenich shall involve Senomyx in any […***…] and will provide access to Senomyx to all related information.  Upon prior notice to Firmenich, notwithstanding Section 10 of this Agreement, Senomyx may […***…] accordingly.

At the time of submitting a data package, Senomyx will also propose the […***…] of the applicable Compound.  Upon selection of a Selected Compound by Firmenich pursuant to Section 3.1.3 below, the Steering Committee will agree upon in good faith […***…] based on the following considerations: (i) a […***…] shall be considered as part of the […***…]; (ii) any […***…] which have been shown to be […***…] of the Selected Compound shall also be considered to be part of the […***…]; and (iii) […***…] which have been shown to […***…] shall not be considered as part of the […***…]  Such determination by the Steering Committee shall be completed by the first regularly scheduled Steering Committee meeting following the selection of a Selected Compound.

[…***…] example

[…***…]

If such […***…] is agreed by the Steering Committee, then any compound that […***….]

***Confidential Treatment Requested

3.1.3                     During the Collaborative Period, Firmenich will use its reasonable commercial efforts to perform the activities in accordance with the Research Plan, including the evaluation of the data package(s) provided by Senomyx under Section 3.1.2.  Such evaluation may not exceed […***…] from the receipt of the applicable data package and Compound material.

3.1.4                     During the Collaborative Period, Firmenich may select Compound(s) for development under the Collaborative Program after evaluation of the data package by Firmenich, as provided for under Section 3.1.3. In order to effect the selection of a Compound under this Section 3.1.4, Firmenich shall notify Senomyx of its selection of a Compound for the Intended Purpose within the period specified in Section 3.1.3. Once a Compound is selected by Firmenich under this Section 3.1.4 or under Section 8.7, Senomyx will […***…]  Notwithstanding anything in this Agreement to the contrary, the parties agree that a Compound that is selected under this Section 3.1.4 or under Section 8.7 shall not be deemed a Selected Compound unless and until Firmenich has paid to Senomyx […***…].

***Confidential Treatment Requested

3.1.5                     During the Collaborative Period, the parties will cooperate in good faith to support the other party’s performance of the activities set forth in the Research Plan.  Upon expiration of the Collaborative Period, the parties’ research and development obligations pursuant to this Section 3.1 will expire.  If no Compounds are selected as Selected Compounds during the Collaborative Period pursuant to this Section 3.1, […***…].

3.2                               Product Development and Commercialization. Firmenich, upon execution and for the duration of this Agreement, will diligently proceed with the evaluation of Compounds and the development, manufacture, marketing and sales of Products as set forth below.

3.2.1                     Product Development.  Firmenich will be responsible for Product formulation work and […***…].  Within […***…] of the selection of a Selected Compound, Firmenich will prepare a plan for product development (“Product Development Plan”) for Products incorporating such Selected Compound for review by the Steering Committee (the “Product Development Plan”), which will be incorporated into the minutes of the Steering Committee; however, Firmenich shall have sole discretion to determine the Product Development Plan.  The Product Development Plan(s) will set forth the following:  (i) specific types of products for potential inclusion of the Selected Compound(s); (ii) specific countries of potential interest for commercialization of Products; (iii) prioritization of Products and countries for development and commercialization; and (iv) a development plan timeline including plans for Product formulation, manufacturing and consumer acceptance testing. Firmenich will use its commercially reasonable and diligent efforts to perform the activities set forth in the Product Development Plan(s).    For the avoidance of doubt, Firmenich will be responsible for formulating the product prototype(s) to be used in consumer panels and consumer acceptance testing of Product prototypes, including the […***…] with such activities, in accordance with the activities outlined in the Product Development Plan(s).

***Confidential Treatment Requested

3.2.2                     Product Commercialization.

3.2.2.1           Within […***…] from the date of compound selection for each Selected Compound, Firmenich shall submit a Strategic Marketing Plan to the Steering Committee for Products containing such Selected Compound, which will be incorporated into the minutes of the Steering Committee; however, […***…]  Firmenich will update such Strategic Marketing Plan on a […***…] basis and such updates shall be provided to the Steering Committee and incorporated into the minutes of the Steering Committee.  The Strategic Marketing Plan will […***…] and neither Firmenich nor any of its Affiliates […***…]  In addition, Firmenich will use reasonable commercial efforts to develop Product prototypes/formulations and present such samples to […***…] for the […***…] product categories as identified in the Strategic Marketing Plan within […***…] from the first Regulatory Approval Date for each Selected Compound.  Firmenich will provide the Steering Committee with […***…] updates on such efforts.

3.2.2.2           Within […***…] from each Regulatory Approval Date for each Selected Compound […***…], Firmenich shall use reasonable commercial efforts to commence commercial sale of […***…] containing such Selected Compound […***…].  To the extent Firmenich does not commence commercial sale of […***…] containing such Selected Compound within within […***…] of such date […***…], then Senomyx may, at its sole discretion and upon […***…] advance written notice to Firmenich, terminate the rights granted to Firmenich in Section 8 or reduce the license granted to a non-exclusive license for the Territory or Fields as a whole or applicable portions, and the definitions of Territory and/or Field shall be deemed modified accordingly in respect of such Selected Compound […***…].

3.2.2.3           Within […***…] from each Regulatory Approval Date for each Selected Compound […***…], Firmenich shall use reasonable commercial efforts to commence commercial sale of […***…] containing such Selected Compound that will be incorporated into an end product of Firmenich’s customer sold […***…].  To the extent Firmenich does not commence commercial sale of …***…] containing such Selected Compound within […***…], then Senomyx may, at its sole option and upon […***…] advance written notice to Firmenich, terminate the rights granted to Firmenich in Section 8 or reduce the license granted to a non-exclusive license for the Territory or Fields as a whole or applicable portions, and the definitions of Territory and/or Field shall be deemed modified accordingly in respect of such Selected Compound […***…].

***Confidential Treatment Requested

3.2.2.4           For the avoidance of doubt, Firmenich will be responsible for the cost of manufacturing, packaging, promotion, advertising, sales and distribution.

3.2.2.5           In accordance with the efforts and resources Firmenich would use for a compound owned by it or to which it has rights, which is of similar market potential at a similar stage in development as the applicable Selected Compound, Firmenich will fill the market demand for such Selected Compound in the Fields following commencement of marketing at any time during which it has Exclusive or Co-Exclusive rights for such Selected Compound under this Agreement.

3.2.2.6           If Firmenich elects to abandon, discontinue, or forgo development and commercialization of Products in any country, Firmenich’s licenses in such country under Section 8 will terminate and Firmenich will have no right to practice or use the Senomyx Technology in such country, and all rights, title and interest in and to the Senomyx Technology in such country will revert to and become the sole property of Senomyx.

3.2.2.7           For purposes of this Section 3.2.2, if Regulatory Approval in a country is obtained for a Compound prior to its selection by Firmenich, the Regulatory Approval Date for such country shall be deemed to be […***…].

3.3                   Regulatory.

3.3.1                     FEMA GRAS filings for Compound(s) shall be made by […***…] Regulatory filings for Compounds […***…] shall be made […***…].      […***…] will provide a regulatory plan(s) for Selected Compound(s) to the Steering Committee from time to time, which may include […***…].  The Steering Committee shall provide advice and input into such regulatory plan(s).  Notwithstanding the foregoing, in the event of a disagreement within the Steering Committee regarding such regulatory plan(s), […***…] shall have the authority to make any final decision.  Firmenich and Senomyx will cooperate to the extent necessary to permit […***…] to perform the foregoing activities.  In addition, at the request of […***…] will provide […***…] with reasonable advice and assistance in connection with the regulatory approval process for Selected Compounds […***…].

***Confidential Treatment Requested

3.3.2                     Unless otherwise required by local law in the relevant country, all regulatory filings made or filed for Compounds will be owned exclusively by Senomyx and shall be subject to the license grant pursuant to Section 8. In the event that due to local law in a relevant country such a regulatory filing is owned by Firmenich, then Firmenich agrees that Senomyx is hereby granted an Exclusive, royalty-free, worldwide, transferable, perpetual license (with a right to sub-license) such regulatory filing, and such regulatory filings shall be subject to the license grant pursuant to Section 8. Such license grant from Firmenich to Senomyx shall survive the termination or expiration of this Agreement and Firmenich agrees to cooperate and provide reasonable assistance to Senomyx to maintain such regulatory filings, if any, in good standing.

3.3.3                     Subject to subsections (a) and (b) below, […***…] the out-of-pocket costs […***…] associated with (i) the regulatory approval process for each Selected Compound including, without limitation, […***…]; and (ii) the following […***…] and are required or may be required to complete a […***…] for each Selected Compound and which are […***…]  For the avoidance of doubt, out-of-pocket costs exclude […***…] unless agreed by the Steering Committee.

(a)    […***…] will […***…] for any additional out-of-pocket costs associated with the regulatory approval process for each Selected Compound […***…].

(b)    Notwithstanding anything to the contrary in this Agreement, in no event will the total aggregate out-of-pocket costs to Senomyx associated with the regulatory approval process […***…] for all Selected Compounds in respect of Synthetic Compound(s) […***…].  Upon proper exercise of the Option set forth in Section 8.6, then the total aggregate out-of-pocket costs to Senomyx, as described in the preceding sentence, shall not exceed […***…] for Natural Compound(s) which is in addition to the […***…] for the Synthetic Compound(s).  Firmenich shall reimburse Senomyx for […***…] incurred in accordance with this Section 3.3.3 in excess of such amount.

***Confidential Treatment Requested

(c)    […***…] that are reimbursable pursuant to this Section 3.3.3 shall not reflect any mark-up. In addition, each party shall have the right to review the costs described in this Section 3.3.3 in […***…], provided that such costs will be maintained as Confidential Information under Section 10.

3.4       For each Compound and Selected Compound evaluated by Firmenich under this Agreement, Firmenich will use commercially reasonable precautions in the evaluation of such compound including, without limitation, not exceeding concentration and exposure limits provided by Senomyx and following other guidelines provided by Senomyx with respect to any tasting by humans.  For each taste test conducted prior to Regulatory Approval in the applicable country and as permitted by local law, Recipient will require each participant to sign an attestation of informed consent that is reasonable for tasting an experimental compound.  With respect to any such testing or evaluation activities and with respect to commercial Products, Firmenich will […***…].  Fimenich shall involve Senomyx in any […***…] and will provide access to Senomyx to all related information.  Upon prior notice to Firmenich, notwithstanding Section 10 of this Agreement, Senomyx may […***…] accordingly.

4.              Collaboration with an Affiliate or Third Party.  During the Collaborative Period Senomyx will not provide research and development services to its Affiliates or any Third Party for  the discovery or commercialization of Compounds that enhance the sweetness intensity of Target Sweeteners for application in the Fields, subject to the co-exclusive rights in Field II.  After the Collaborative Period and for the remainder of the Term of the Agreement, provided [...***…] and subject also to Firmenich’s continuing compliance with the terms of this Agreement, Senomyx agrees not to grant any rights under Senomyx Technology to its Affiliates or any Third Party for use in the [...***…], and that also have [...***…] for [...***…] subject to the [...***…].  For the avoidance of doubt, during the Term, Senomyx will have the right to enter into collaborative programs with its Affiliates and/or with Third Parties including, but not limited to, collaborative programs to (i) subject to 8.5, discover compounds that modulate sweetness for use outside the Fields; (ii) modulate modalities other than sweetness within the Fields; and […***…]

***Confidential Treatment Requested

[…***…]

Based upon the size of the market opportunity, the probability of success, the timing of potential commercialization of new flavor ingredients and the amount of funding from existing collaborators (including amounts under this Agreement), Senomyx acknowledges that its research program to identify synthetic flavor ingredients that can enhance the sweetness of Target Sweeteners is currently one of its highest priority programs. In the event that Senomyx determines […***…], including the Research Plan, Senomyx will […***…] on a program by program basis taking into account factors such as […***…] for the applicable program, the […***…] and […***…] from the program, the […***…] that Senomyx is […***…] for the conduct of a given program, the […***…] to Senomyx as well as other facts and circumstances that may be relevant at that time. If at any time during the Collaborative Period Senomyx, based on relevant facts and circumstances at such time, determines that […***…], Senomyx shall notify Firmenich and the parties shall then convene a special meeting of the Steering Committee within ten (10) days thereafter. Among the facts and circumstances that Senomyx shall consider in making such a determination shall be:

(i) […***…]

(ii) […***…]

(iii) […***…]

(iv) […***…].

During any such specially convened meeting, the Steering Committee shall discuss alternative approaches to provide for the […***…] that Senomyx determines that it is […***…], including without limitation […***…] for the conduct of the Research Plan […***…] However, no such […***…] unless and until the […***…] are mutually agreed by Senomyx and Firmenich in writing.

***Confidential Treatment Requested

5.              Law and Regulation.  The Compounds, Selected Compounds, and any other materials provided by Senomyx under this Agreement must be used in compliance with all applicable laws and regulations, including, without limitation, all import and export laws and regulations.

6.              Reporting.  Each party will report to the other a written summary of results of research and development work it carries out, if any, under this Agreement at […***…]. Each party agrees to prepare and exchange written and electronic reports concerning any results and data that must be used by either party as supporting information for any regulatory filings.  The exchange of such report may be reasonably supplemented, at the request of the party receiving a report, by correspondence and/or upon reasonable prior notice, visits to the other party’s facilities.

7.              Financial Terms.

7.1

7.1.1                     License Fee.  In partial consideration for the license and Option grants for the Collaborative Program under Sections 8.1.1, 8.1.2 and 8.6, Firmenich shall pay to Senomyx a fee of US $20,000,000 to be paid according to the following schedule:

(a)   US $10,000,000 within twenty (20) days of the Effective Date; and

(b)   US $10,000,000 within thirty (30) days of the earlier of (i) the occurrence of first Regulatory Approval of [...***…] and written notification of determination by Firmenich pursuant to Section 7.1.2 that [...***…] is Commercially Viable; or (ii) the occurrence of both first Regulatory Approval of a Selected Compound [...***…] and written notification of determination by Firmenich pursuant to Section 7.1.2 that such  Selected Compound is Commercially Viable.

Such payments shall be non-refundable and non-creditable.

7.1.2                     Determination of Commercial Viability.  For purposes of Section 7.1.1(b), Firmenich will conduct an evaluation of whether the applicable Compound is Commercially Viable.  Firmenich shall be solely responsible for […***…], that it incurs to perform such evaluations.  During such evaluations, Firmenich will provide regular written updates, but not less often than by the […***…], to Senomyx including the progress and results of such evaluation. If Firmenich determines that the applicable Compound is not Commercially Viable, then Firmenich shall deliver a final written update that shall include […***…] For the avoidance of doubt, the determination of whether a Compound is Commercially Viable only relates to […***…]

***Confidential Treatment Requested

7.1.2.1           Evaluation of […***…].  With respect to […***…], Firmenich will have until […***…] to provide written notice to Senomyx that it has determined […***…] is Commercially Viable.  In the event that Senomyx does not receive such written notice from Firmenich within the timeframe set forth above or in the event that Firmenich determines that S6973 is not Commercially Viable, then notwithstanding any other provision of this Agreement to the contrary (including, without limitation, Sections 4, 8.5 and 8.7), Firmenich shall have no further rights to S6973 (including salt forms thereof) under this Agreement and Senomyx will be free to license S6973 (including salt forms thereof) to an Affiliate(s) or a Third Party(ies),  and to enter into discovery and development collaborations with an Affiliate(s) or a Third Party(ies), in the Fields for the purpose of developing and commercializing S6973 (including salt forms thereof).

7.1.2.2           Other Compounds.  In the event that Senomyx has not received payment under Section 7.1.1(b), then with respect to any Compound […***…], Firmenich will have up to […***…] from receipt of the data package under Section 3.1.2 for the applicable Compound to provide written notice to Senomyx that it has determined such  Compound is Commercially Viable.  In the event that Senomyx does not receive such written notice from Firmenich within the timeframe set forth above or in the event that Firmenich determines that such Compound is not Commercially Viable, then notwithstanding any other provision of this Agreement to the contrary, such Compound will thereafter not be considered a Selected Compound under the Agreement.  In such event, Firmenich agrees to reimburse Senomyx pursuant to Section 3.3.3 for work performed until such date and any non cancelable costs.  For the avoidance of doubt, costs incurred by Senomyx for such Compound will be included in the […***…] for purposes of Section 3.3.3.

***Confidential Treatment Requested

7.2                               Research and Development Support.

7.2.1                     Research Fees.  During the Collaborative Period, Firmenich will pay Senomyx annual research fees of […***…] for the Collaborative Program including the activities performed pursuant to the Research Plan (“Research Fees”).  These payments will be made in advance in equal quarterly installments in the amount of […***…].  The first payment of […***…] will be made within […***…] following the Effective Date.  In addition to the foregoing, Firmenich and Senomyx have agreed that at the first meeting of the Steering Committee following the Effective Date of this Agreement, the parties will discuss […***…]. Such discussion shall include a consideration of […***…] and other related details for the […***…], including […***…].

7.2.2                     Option for Natural Compounds.  In the event the Option is exercised pursuant to Section 8.6, the annual Research Fees for the Collaborative Program shall automatically increase upon receipt of such notice by […***…] such that the total annual Research Fees will be […***…]. These payments will be made in advance in equal quarterly installments in the amount of […***…].  For the avoidance of doubt, in the event the Option is exercised, all work on Synthetic Compounds will continue unless the parties mutually agree otherwise at the time the Option is exercised or thereafter, in which case the parties shall also […***…]. In the event that the work for Synthetic Compound(s) is discontinued in accordance with the previous sentence, work on Natural Compounds may continue independently, provided that:  (i) work on Synthetic Compound(s) may not be discontinued at […***…]; (ii) Firmenich must have previously paid to Senomyx […***…] under both Sections 7.1.1(a) and (b); and (iii) the parties will negotiate in good faith any appropriate changes to the Agreement […***…].  In the event the Option is exercised pursuant to Section 8.6, Firmenich will reimburse Senomyx for […***…] […***…] up to a maximum amount equal to […***…]. The parties recognize that Firmenich and/or Senomyx may have the in-house capabilities required to perform certain research or development activities associated with Natural Compounds.  The Steering Committee will discuss the relative capabilities of the two parties and decide the most appropriate party to perform such activities.

***Confidential Treatment Requested

7.2.3                     Extension of Collaborative Period.  The parties hereby agree that Firmenich will have the option to extend the Collaborative Period upon the following terms and conditions:

7.2.3.1           Firmenich shall have three (3) consecutive options (“Extension Options”) to extend the Collaborative Period each for consecutive one (1) year periods following the second year of the Collaborative Period.  In the event Firmenich elects to exercise an Extension Option, the Collaborative Period shall be extended on the same terms and conditions as set forth in the Agreement, subject to an increase in Research Fees in accordance with Section 7.2.3.3. The Extension Options herein granted are not assignable separate and apart from this Agreement. […***…] prior to the end of the final Extension Option, either party may request the Steering Committee to discuss whether to grant an additional extension if such extension would be mutually beneficial to the parties; however, this does not guarantee an extension would be granted and neither party shall have any obligation to enter into any such extension.

7.2.3.2           Each Extension Option is conditional upon Firmenich providing Senomyx written notice of its election to exercise the Extension Option at least […***…] prior to the end of the Collaborative Period or any prior extension thereof.  Failure of Firmenich to properly notify Senomyx will be deemed by Senomyx as an election by Firmenich not to extend the Collaborative Period and, in such event, the parties’ research and development obligations pursuant to Section 3 of the Agreement will expire and thereafter Firmenich shall have no right to exercise any subsequent Extension Option.

***Confidential Treatment Requested

7.2.3.3                 In the event the Extension Options are exercised pursuant to this Section 7.2.3, the annual Research Fees for the Collaborative Program shall automatically increase to the following:

Collaborative Period	Total annual Research Fees in the event the Option has not been exercised under Section 8.6	Total annual Research Fees in the event the Option has been exercised under Section 8.6
Year 3	[...***...]	[...***...]
Year 4	[...***...]	[...***...]
Year 5	[...***...]	[...***...]

These payments will be made in advance in equal quarterly installments.  The table above assumes that […***…]. In the event the parties mutually agree to a different arrangement with respect to ongoing research, the parties shall also revise the funding amounts in the table above.

7.2.4                     Payment Terms for Research Fees.  Payments for any period which is less than three (3) months of the Collaborative Period will be prorated based on the actual number of days in such period. These Research Fees are inclusive of […***…]. These payments do not include: (i) […***…] associated with providing support for the Collaborative Program; or (ii) the costs of any unanticipated materials or equipment as requested and agreed to by the Steering Committee. Additional Research Fees, if any, may be proposed to the Steering Committee and agreed to in writing.

7.3                               Milestone Payments.

7.3.1                     Synthetic Compounds.  With respect to Compounds that are Synthetic Compounds, Firmenich will pay Senomyx the non-creditable, non-refundable milestone payments below within […***…] of the occurrence of the following milestone events under this Agreement:

[...***...]	Payment†
First [...***...]	[...***...]
Each subsequent [...***...]	[...***...]	*

***Confidential Treatment Requested

[...***...]	Payment
First [...***...]	[...***...]
Each subsequent [...***...]	[...***...]	*

[...***...]	Payment
First […***…]	[…***…]
Each subsequent […***…]	[…***…]	*

*[…***…].

†[…***…].

For purposes of this Section 7.3.1, if […***…] is obtained for a Compound prior to […***…], the date of […***…] shall be deemed to be the date Firmenich […***…].

***Confidential Treatment Requested

Milestone Example:

[…***…]

7.3.2                     Option for Natural Compounds.  In the event the Option is exercised under Section 8.6, with respect to Compounds that are Natural Compounds, Firmenich will pay Senomyx the non-creditable, non-refundable milestone payments below within […***…] of the occurrence of the following milestone events under this Agreement:

***Confidential Treatment Requested

[...***...]	Payment
First […***…]	[…***…]
Each subsequent […***…]	[…***…]	*

[...***...]	Payment
First […***…]	[…***…]
Each subsequent […***…]	[…***…]	*

[...***...]	Payment
First […***…]	[…***…]
Each subsequent […***…]	[…***…]	*

*[…***…]

For purposes of this Section 7.3.2, if […***…] is obtained for a Compound prior to […***…], the date of […***…] shall be deemed to be the date Firmenich […***…].

7.4                               Minimum Annual Royalties.

7.4.1                     Synthetic Compounds.  During the Royalty Term, Firmenich will pay the following minimum annual royalties to Senomyx for Synthetic Compounds:

***Confidential Treatment Requested

7.4.1.1           Following first […***…] of a Selected Compound that is a Synthetic Compound:

Royalty Year for first Selected Compound	Minimum Annual Royalty Payment Due (for the applicable Royalty Year, as defined below)
[…***…] Royalty Year	[…***…]
[…***…] Royalty Year	[…***…]
[…***…] Royalty Year	[…***…]
[…***… Royalty Year	[…***…]
[…***…] Royalty Year and successive years	[…***…]

7.4.1.2           Following first […***…] of a Selected Compound that is a Synthetic Compound:

Royalty Year after [...***...] for first Selected Compound	Minimum Annual Royalty Payment Due (for the applicable Royalty Year, as defined below)
[…***…] Royalty Year	[…***…]
[…***…] Royalty Year	[…***…]
[…***…] Royalty Year	[…***…]
[…***…] Royalty Year	[…***…]
[…***…] Royalty Year, and successive years	[…***…]

7.4.2             Option for Natural Compounds.  In the event the Option is exercised under Section 8.6, during the Royalty Term, within […***…] following Firmenich’s […***…] for each Natural Compound that Firmenich selects under Section 3.1.4, Firmenich and Senomyx shall […***…] minimum annual royalty […***…] the amounts due under Section 7.4.1) based on […***…] (as compared to the […***…] that are […***…]) for such […***…] based on information contained in the […***…] (which shall contain […***…]), with the first such […***…] minimum annual royalty to be due (i) with respect to the […***…] commencing for the […***…] Royalty Year, and […***…] each year thereafter in accordance with any […***…] in […***…]; and (ii) with respect to […***…], commencing on the […***…] Royalty Year following such approval and […***…] each year thereafter in accordance with any […***…] in […***…]. The […***…] with respect to any such […***…] minimum annual royalty shall be reflected in the minutes of the […***…] and shall be […***…]. In the event that […***…] the […***…] minimum annual royalties due for any Natural Compound under this Section 7.4.2, the […***…] in accordance with the […***…] Agreement.

***Confidential Treatment Requested

7.4.3                           Payment Terms for Minimum Annual Royalties.  For purposes of this Section 7.4, if […***…] is obtained for a Compound prior to […***…], the date of […***…] shall be deemed to be the date Firmenich […***…].  Minimum annual royalty payments are non-refundable.

The amount by which the earned royalties provided for in Section 7.5 paid for a given Royalty Year (as defined below) is less than the amount of the relevant minimum annual royalty shall be paid by Firmenich to Senomyx within […***…] from the end of that Royalty Year.

In the event of the expiration or termination of this Agreement, the minimum annual royalty for the final Minimum Annual Royalty Year shall be paid on such expiration or termination date on a pro-rata basis and shall be non-refundable and non-creditable.

7.5                               Royalty for Products.

During the Royalty Term, Firmenich will pay to Senomyx a royalty equal to the applicable Royalty Rate multiplied by Net Sales of Products. The Royalty Rate will be calculated at the end of each calendar quarter during the Royalty Term, and will be based on cumulative Net Sales during the applicable Royalty Year, as follows:

***Confidential Treatment Requested

•                  If the cumulative Net Sales for the applicable Royalty Year as of the end of the applicable calendar quarter are equal to or less than Threshold One, then the Royalty Rate shall be […***…].

•                  If the cumulative Net Sales as of the end of the applicable calendar quarter are greater than Threshold One but less than Threshold Two for such Royalty Year as reflected on the table in Appendix B attached to this Agreement, then the royalty rate will be […***…].

•                  Through the end of the […***…], if the cumulative Net Sales as of the end of the applicable calendar quarter are equal to or greater than Threshold Two for such Royalty Year as reflected on the table in Appendix B attached to this Agreement, then the royalty rate will be […***…]

•                  Beginning in the […***…], if the cumulative Net Sales as of the end of a calendar quarter are greater than Threshold Two for such Royalty Year as reflected on the table in Appendix B attached to this Agreement, then the royalty rate will be […***…] on the […***…], and […***…] on the […***…].

The amount due each calendar quarter will be equal to the applicable Royalty Rate multiplied by the cumulative Net Sales of Product during the applicable Royalty Year, less any royalty payments actually paid with respect to calendar quarters during the same Royalty Year. An example of the calculation methodology for a sample Royalty Year is provided on Appendix B.

Sales by Firmenich and its Affiliates in all cases (including, without limitation, to related parties such as Affiliates and joint ventures) shall be conducted through arms-length transactions based on fair market value.  In the event of a dispute between the parties regarding the fair market value, […***…].   In the event that Firmenich sells Products to its Affiliates, amounts payable to Senomyx will be based on the greater of (i) […***…]; (ii) […***…] or (iii) […***…].  For the avoidance of doubt, […***…] […***…].

***Confidential Treatment Requested

7.6                               Payment Terms.  The amounts due under Section 7.5 will be paid within […***…] after the end of each calendar quarter period in which such royalties are earned during the Royalty Term for each Product.  With each such quarterly payment, Firmenich (or its respective Affiliate) will furnish to Senomyx a statement in sufficient detail to permit confirmation of the accuracy of the payment made, which sets forth […***…] the relevant sales information, including […***…].  In addition, with respect to payments to Senomyx for sales of Selected Compound […***…], Firmenich (or its respective Affiliate) will furnish to Senomyx a royalty statement to permit confirmation of the accuracy of the royalty payment made, which includes […***…].

7.7                               Currency of Payment. All payments to be made under this Agreement, including the amounts payable to Senomyx by Firmenich, will be paid in United States dollars by wire transfer or other mutually acceptable means to a bank account designated by Senomyx.  With respect to each quarter, for countries other than the United States, whenever conversion of payments from any foreign currency are required, such conversion will be made […***…].  Translation of sales and all components of the royalty calculation recorded in local currencies to United States dollars will be performed in a manner consistent with Firmenich’s normal practices used to prepare its financial statements audited by an independent auditor for internal and external reporting purposes, which uses a widely accepted published exchange rate.

7.8                               Taxes Withheld.  Any income or other tax that Firmenich, or any of its Affiliates is required by a government agency to withhold and pay on behalf of Senomyx with respect to the royalties payable under this Agreement will be deducted from and offset against such royalties prior to remittance to Senomyx; provided, however, that in regard to any tax so deducted, Firmenich will give or cause to be given to Senomyx such assistance as may reasonably be necessary to enable Senomyx to claim exemption from or credit for the tax so deducted, and in each case will promptly furnish to Senomyx proper evidence of the taxes paid on Senomyx’s behalf.

***Confidential Treatment Requested

7.9                               Late Payment.  In the event that any payment, including royalty payments, due hereunder is not made when due, the payment will accrue interest from that date due at the rate of […***…]; provided, however, that in no event will such rate exceed the maximum legal annual interest rate.  The payment of such interest will not limit Senomyx from exercising any other rights it may have as a consequence of the lateness of any payment.

7.10                        Records of […***…], Net Sales and Royalty Calculations.  During the Royalty Term and for a period of […***…] thereafter, Firmenich will keep complete and accurate records of […***…] to calculate Net Sales of each Product and royalty payment calculations in sufficient detail to allow the accrued royalties to be determined accurately in accordance with International Financial Reporting Standards (“IFRS”) and to verify the royalty payments and Royalty Rate pursuant to Section 7.5.  Senomyx, with reasonable written notice to Firmenich and not to exceed once per year, will have the right to […***…] to verify the accuracy of the reports of […***…] and […***…].  […***…]  Senomyx agrees not to disclose Confidential Information concerning royalty payments reports, and all other information learned in the course of an audit or inspection, except to the extent necessary for Senomyx to enforce its rights under this Agreement or if disclosure is required by law.

8. Grants.

8.1                               Grant of Rights.

8.1.1        Field I.   Subject to the terms and conditions of this Agreement, Senomyx hereby grants to Firmenich an Exclusive, nontransferable (except as permitted under Sections 8.2.1 and 17.12), license under the Senomyx Technology, to (i) use Compound(s) for evaluation during the Collaborative Period in Field I in the Territory for the intended purpose of enhancing the sweet taste of a Target Sweetener; and (ii) to make, have made, use, sell, offer for sale, have sold, import and export Products incorporating a Selected Compound for use in Field I in the Territory for the applicable Intended Purpose.

***Confidential Treatment Requested

8.1.2 Field II.   Subject to the terms and conditions of this Agreement, Senomyx hereby grants to Firmenich a Co-Exclusive, nontransferable (except as permitted under Sections 8.2.1 and 17.12), license under the Senomyx Technology, to (i) use Compound(s) for evaluation during the Collaborative Period in Field II in the Territory for the intended purpose of enhancing the sweet taste of a Target Sweetener; and (ii) to make, have made, use, sell, offer for sale, have sold, import and export Products incorporating a Selected Compound for use in Field II  in the Territory for the applicable Intended Purpose.

8.1.3  Collaboration Program […***…].  Senomyx hereby grants to Firmenich a non-exclusive, non-sublicensable and non-transferable (except as permitted under Sections 8.2.1 and 17.12) license under the Collaboration Program IP to […***…] under the Collaborative Program (but only to the extent […***…] as reflected in the Research Plan […***…].  Notwithstanding the foregoing, it is understood and agreed that Firmenich may not exercise or use any of the rights granted under the […***…] unless and until such time as […***…], and Firmenich has exercised its right to effect […***…] as set forth below. It is further understood and agreed that Firmenich shall be prohibited from exercising or using any of the rights granted under […***…] (i) during any period if it is in material breach of this Agreement, or (ii) if […***…] occurs after the end of the […***…] under the Agreement. Any use by Firmenich of the […***…] prior to Firmenich’s proper exercise of […***…] shall invalidate this Section 8.1.3 ab initio.  […***…] following Firmenich’s written notice of […***…] subsequent to […***…] Senomyx shall promptly use […***…] from the aforementioned […***…] in order to give Firmenich the full benefits and rights of the […***…] but only to the extent that it would not cause Senomyx to incur out-of-pocket expenses […***…] Nevertheless, Firmenich acknowledges and agrees that this Section 8.1.3 shall not obligate Senomyx to maintain […***…] or to continue to perform any obligations under […***…] either during or following the Term of this Agreement. Similarly, this Section 8.1.3 does not impose on Senomyx any obligation to […***…] prior to or following […***…]

***Confidential Treatment Requested

In addition to […***…] set forth in the paragraph above, following Firmenich’s written notice to Senomyx of a […***…], (i) Senomyx shall provide Firmenich with […***…] and […***…], such as information regarding […***…] to the extent necessary to evaluate […***…] or to support […***…] of any […***…] and […***…] but only to the extent that such […***…]; and (ii) Senomyx shall provide Firmenich with […***…] and a copy of […***…] if any, but only to the extent that […***…].

In the event of the first occurrence of an event under subsection (A) under the definition of a […***…] (as defined on Appendix A) during the Collaborative Period, Senomyx shall promptly notify Firmenich of such occurrence. In the event that […***…] occurs during the Collaborative Period, Firmenich shall have the option, in its sole discretion, within […***…] thereafter to […***…]  To exercise this option, Firmenich shall send written notice of its election to Senomyx and, immediately upon the sending of such notification, Firmenich shall be permitted to exercise its rights under […***…], except in the event that Firmenich is in material breach of this Agreement. Upon Firmenich’s exercise of […***…] the Collaborative Program as reflected in the Research Plan. For avoidance of doubt, […***…] Notwithstanding anything in this Agreement to the contrary, this Section 8.1.3 shall terminate automatically upon the earlier of (i) termination or expiration of this Agreement and (ii) the […***…] of the Effective Date of this Agreement, except that […***…] […***…].

***Confidential Treatment Requested

8.1.4                                             Regulatory Approval of […***…].  Provided that Firmenich (i) has selected […***…] for development under the Collaborative Program pursuant to Section 3.1.4, and (ii) has determined that […***…] is Commercially Viable in accordance with Section 7.1.2.1, then in the event that […***…] the provisions of this Section 8.1.4 shall apply. Beginning as of […***…] and continuing on the last day of each […***…] thereafter if […***…] has still not occurred by such date, within […***…] following the end of such […***…] Senomyx shall […***…], as reflected in the […***…]. If any […***…] reflects that […***…], then the parties shall convene a special meeting of the Steering Committee to […***…], subject to Senomyx’s obligations to any other Third Party under existing agreements. The parties acknowledge and agree that after such meeting Senomyx shall […***….] At such specially convened Steering Committee meeting, notwithstanding the provisions of Section 3.3.1, provided that Firmenich is not then in material breach of this Agreement […***…] and following such […***…] to the extent that the […***…] would not cause Senomyx to violate its obligations to any Third Party under existing agreements, to: (i) […***…] for use in the Fields; (ii) […***…] presented to the Steering Committee pursuant to Section 3.3.1; (iii) […***…] and […***…] any additional […***…] for use in the Fields that in […***…] for use in the Fields, it being understood however that […***…] for which the

***Confidential Treatment Requested

parties have previously agreed […***…] between the parties and that […***…]; and (iv) […***…] for use in the Fields. Notwithstanding the immediately preceding sentence, […***…] previously presented to the Steering Committee […***…] the Steering Committee and the Steering Committee shall […***…] to the […***…]. Firmenich acknowledges and agrees that […***…]. Firmenich agrees to undertake any and all activities authorized under this Section 8.1.4 in good faith and […***…]. Except to the extent that this Section 8.1.4 expressly modifies the provisions of Section 3.3.1, this Section 8.1.4 shall not be deemed to modify any other section of this Agreement.

8.2                               Limitations to Licenses.

8.2.1                     Except as provided below, Firmenich may not sublicense its rights under Section 8 to Third Parties.  Firmenich may sublicense its rights […***…], on the condition that Firmenich assumes the responsibility for performance due by any such sublicensee under a sublicense of the obligations imposed upon Firmenich in the license under the Agreement (including, without limitation, diligence obligations under Section 3 of this Agreement, the timely payment by Firmenich under Section 7 of the Agreement and the conditions of sales under Section 8.2.2 of the Agreement).  Firmenich will agree to be responsible for and to guarantee payment of royalties due on […***… by […***…].

8.2.2                     For the avoidance of doubt, Firmenich and its Affiliates shall not knowingly sell or provide Selected Compound(s) or Product(s) to any third party for use outside the Fields or for use other than for the intended purpose of enhancing the sweet taste of one or more Target Sweeteners. Firmenich and its Affiliates shall […***…] with its purchasers which include the […***…] upon Firmenich in this Section 8.  If Firmenich (or any of its Affiliates) […***…] Selected Compound(s) or Product(s) outside of the Fields licensed to Firmenich under this Section 8 or other than for the intended purpose of enhancing the sweet taste of a Target Sweetener, then Firmenich (and its Affiliates) will

***Confidential Treatment Requested

[…***…]: (a) […***…]; (b)[ …***…]; and (c) […***…] until such time that it receives […***…]  In the event that […***…] Firmenich becomes aware […***…] Selected Compound(s) or Product(s) outside of the Fields licensed to Firmenich under Section 8 or other than for the intended purpose of enhancing the sweet taste of a Target Sweetener, then Firmenich shall promptly notify Senomyx and immediately discontinue sales of Products to such purchasers until such time that Senomyx agrees to authorize future sales, in its reasonable determination.

8.2.3                     With respect to any rights licensed to Senomyx by […***…], notwithstanding the exclusive licenses granted in this Section 8, Firmenich acknowledges that (i) academic, government and other not-for-profit organizations are not precluded from practicing such rights for educational and research purposes.; and (ii) the research leading to such rights was funded in part by the U.S. Government, and the U.S. Government has certain rights as set forth in 37 CFR 401.  Firmenich agrees to comply with all obligations resulting from such government rights, including, but not limited to, the requirement that any Products embodying such rights sold in the United States must be substantially manufactured in the United States to the extent required by 35 U.S.C. Sec. 204, if such statute is applicable. No earned royalty will be collected or paid hereunder to […***…] on Products sold to, or otherwise exploited for, the account of the United States government as provided for in the license to the United States government.  Firmenich will reduce the amount charged for Products sold to or otherwise exploited by the United States Government by an amount equal to the earned royalty for such product otherwise due […***…].

8.3                               Grant of Rights from Firmenich to Senomyx.

8.3.1                     Senomyx Selected Compound-Containing Formulations License.  For the avoidance of doubt, Firmenich […***…] Senomyx Selected Compound-Containing Formulations […***…].

With respect to: (i) Senomyx Selected Compound-Containing Formulations that […***…], and (ii) Senomyx Selected Compound-Containing Formulations that […***…]

***Confidential Treatment Requested

[…***…], […***…] hereby grants to […***…] and its Affiliates a non exclusive, royalty-free, sublicenseable, nontransferable (except as permitted under Section 17.12) worldwide license under such Patent Rights and under such […***…] Know-How that […***…] to make, have made, use, sell, offer for sale, have sold, import and export products […***…].  If this Agreement terminates or […***…], then the licenses granted in the immediately preceding sentence shall be automatically expanded to include any and all Fields and/or territories for which […***…].

In the event that […***…] or its Affiliates desire a license to a Senomyx Selected Compound-Containing Formulation that consists of […***…] to make, use or sell a Selected Compound […***…], and requests such a license from […***…], […***…] shall negotiate in good faith with […***…] (or its Affiliates) commercially reasonable terms and conditions, including the appropriate amount and form of consideration to be paid to […***…] for such rights.  […***…] agrees that the terms and conditions offered to […***…] (and its Affiliates) shall be no less favorable […***…], and in the event that […***…] and […***…] (or its Affiliates) enter into such a license and […***…] subsequently offers to any other Third Party a license to such Patent Rights on terms more favorable than the applicable terms of the license with […***…] (or its Affiliates), then […***…] shall notify […***…] of such more favorable terms […***…] If this Agreement terminates or […***…], then […***…] rights under the preceding sentence shall apply equally to the […***…]  Notwithstanding anything else in this document, any rights granted by […***…] under this paragraph shall be non-sublicenseable unless otherwise decided by […***…], at its sole and absolute discretion.

In addition, in the event that a […***…] desires a license to a Senomyx Selected Compound-Containing Formulation that consists of […***…] to make, use or sell a Selected Compound […***…],and requests such a license from […***…] commercially reasonable terms and conditions, including the appropriate amount and form of consideration to be paid by […***…] for such rights.

***Confidential Treatment Requested

8.3.2                     Senomyx Compound(s) Manufacturing Methods.  With respect to Senomyx Compound Manufacturing Methods, […***…] hereby grants to […***…] and its Affiliates a […***…], nontransfereable (except as permitted under Section 17.12) worldwide license under Patent Rights and under […***…] Know-How that […***…] to make, have made, use, sell, offer for sale, have sold, import and export products […***…] the Fields.

If this Agreement terminates or […***…], then […***…] hereby grants to […***…] and its Affiliates a non-exclusive, royalty-free, sublicenseable, nontransferable (except as permitted under Section 17.12) worldwide license under Patent Rights and under […***…] Know-How that […***…] Senomyx Compound Manufacturing Methods for all Selected Compounds, in the case of termination of this Agreement, or for applicable Selected Compounds, in the case that […***…] (i) to make, have made, use, sell, offer for sale, have sold, import and export products […***…] (ii) to make, have made, use, sell, offer for sale, have sold, import and export products […***…]

During the Term of this Agreement, in the event that […***…] desires a license to a Senomyx Compound Manufacturing Method for which […***…] to make, use or sell a Selected Compound […***…] and requests such a license from […***…] shall negotiate in good faith with such […***…] commercially reasonable terms and conditions, including the appropriate amount and form of consideration to be paid by […***…] for such rights.

8.3.3                     If Firmenich identifies any […***…] that it considers may be relevant or useful for the research purposes under this Agreement, Senomyx may request a license of the relevant […***…] and Firmenich may in its sole discretion grant a license of the […***…].  Where Firmenich consents to a license in this Section 8.3.3, Firmenich will grant a fully paid, non-exclusive, non-transferable license to use the relevant […***…] for research purposes solely related to Senomyx’s performance of its obligations pursuant to this Agreement.  For the avoidance of doubt […***…].

***Confidential Treatment Requested

8.4                               Limited Product Applications.  In the event that (a) Firmenich has commenced sales of Products and determined in good faith that […***…] due to limited product applications(s) within the Fields, and (b) […***…] have […***…] Products in such product application(s) that […***…], then upon good faith request of Firmenich the Steering Committee will […***…] and to […***…]. The Steering Committee will document any such changes to […***…] in the minutes of the Steering Committee. In such event, and provided Firmenich is then in compliance with the other terms of this Agreement and subject to Firmenich’s continuing compliance with the terms of this Agreement, […***…]

8.5                               Right of First Negotiation for […***…] Product Categories.  In the event that an Exclusive license becomes available for Compounds in the field of […***…], Firmenich shall have the following rights.   Before Senomyx first grants such a license to any Third Party (other than Senomyx’s existing licensee for the applicable field), Senomyx will present that opportunity first to Firmenich.  Firmenich must inform Senomyx of commercial interest in such opportunity in writing within […***…] of receipt of written notice from Senomyx and such written response shall include proposed, and in good faith, […***…] for a potential collaboration in the applicable field.  In the event that Senomyx does not receive such written notification and proposal within […***…] then Senomyx shall be free to retain such rights for itself or its Affiliates and/or enter into agreements with one or more Third Parties for their use of any Compound for use in the applicable field.  If Firmenich submits a proposal, the parties shall negotiate in good faith to complete a license agreement for such Compound in the applicable field for a period not to exceed […***…]. In the event that the parties do not enter into a license agreement for such Compound within […***…], then Senomyx shall be free to retain such rights for itself or its Affiliates and/or enter into agreements with one or more Third Parties for their use of any Compound for use in the applicable field. For avoidance of doubt, Firmenich acknowledges and agrees that Senomyx shall have sole and absolute discretion to determine whether the terms offered by Firmenich during such negotiation process, if any, are acceptable to Senomyx and therefore Senomyx shall have sole and absolute discretion whether to enter into any such agreement with Firmenich on the terms offered.

***Confidential Treatment Requested

8.6                               Grant of Option — Natural Compounds.  Subject to the terms and conditions of this Agreement, Senomyx hereby grants to Firmenich an exclusive option (“Option”) to expand the Collaborative Program and the license grant under Section 8.1 to include Natural Compounds in addition to Synthetic Compounds.   The Option shall expire on the earlier of (i) […***…] from the Effective Date (provided, however, that if Firmenich […***…], the […***…] from the Effective Date, except that in no event shall […***…]); or (ii) […***…] from the date that Senomyx notifies Firmenich in writing that Senomyx has […***…] (“Option Expiration Date”).  The Option is conditional upon Firmenich providing written notice of its election to exercise the Option to Senomyx on or before the Option Expiration Date. Upon proper exercise of the Option, the licenses set forth in this Section 8.6 will be on the same terms and conditions as set forth in this Agreement including, without limitation, diligence obligations under Section 3 and royalties under Section 7.5; provided, however, that effective upon exercise of the Option, the […***…] pursuant to Section 7.2, 7.3.2 and 7.4.2.  If the Option is not properly exercised by the Option Expiration Date then, subject to the immediately following paragraph, the Option and all rights and obligations under this Section 8.6 will terminate and Senomyx shall be free to retain rights to Compounds that are Natural Compounds for itself or its Affiliates and/or enter into agreements with one or more Third Parties for their use of any Compounds that are Natural Compounds for use in the Fields.

Notwithstanding the foregoing, in the event that the Option is not properly exercised by Firmenich prior to the Option Expiration Date as provided above, for […***…] immediately following the Option Expiration Date in the event that Senomyx desires to enter into an agreement with a Third Party to initiate discovery and development of Compounds that are Natural Compounds for use in the Fields, Senomyx will notify Firmenich in writing and Firmenich will have […***…] to exercise the Option under the same terms set forth above.  If the Option is not properly exercised within […***…], the rights and obligations under this paragraph will terminate and Senomyx shall be free to retain rights to Compounds that are Natural Compounds for itself or its Affiliates and/or enter into agreements with one or more Third Parties for their use of any Compounds that are Natural Compounds for use in the Fields.

The rights under this Section 8.6 are not assignable separate and apart from this Agreement.

***Confidential Treatment Requested

8.7                               After the Collaborative Period.  Upon expiration of the Collaborative Period, in the event that Firmenich has selected a Selected Compound(s) pursuant to Section 3.1.4 then, provided it maintains its Exclusive and Co-Exclusive licenses to such Selected Compound, Firmenich shall have the following rights. Subject to Section 7.1.2.1, during […***…], Senomyx will not grant a license under Senomyx Technology to any Third Party to […***…] for use in the Fields (subject to the Co-Exclusive rights in Field II) for the Intended Purpose of […***…]. At any time during […***…] Firmenich, upon written notice to Senomyx, […***…] as set forth in this Agreement including, without limitation, […***…].  In such event, the applicable […***…]

In addition to the restrictions set forth in the immediately preceding paragraph, in the event that Firmenich has selected a Selected Compound(s) pursuant to Section 3.1.4 then, provided it maintains its Exclusive and Co-Exclusive licenses to such Selected Compound, during […***…], Senomyx will not grant a license under Senomyx Technology to any Third Party […***…] for use in the Fields (subject to the Co-Exclusive rights in Field II) for the Intended Purpose of […***…].  Notwithstanding anything in this Agreement to the contrary, if during […***…] Senomyx grants a license under Senomyx Technology to a Third Party […***…] then even if such Third Party is subsequently deemed […***…] during such […***…] Senomyx shall have no obligation to terminate such license and Senomyx shall not be deemed to be in breach of this Section 8.7.

***Confidential Treatment Requested

9.  Ownership of Intellectual Property.

9.1                               Retention of Rights.  Senomyx retains all rights in Senomyx Technology not expressly licensed, or assigned in this Agreement.  Firmenich retains all rights in Firmenich Technology not expressly licensed, or assigned in this Agreement. Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to convey or transfer ownership or the grant of any license or sublicense by one party to the other party of any rights in any Confidential Information, Patent Rights or Know-How Controlled by a party.

9.2                               Senomyx Sole Inventions.  Senomyx will own all Inventions and other Know-How made solely by its employees and agents under this Agreement (the “Senomyx Sole Inventions”), and all claims within Patent Rights claiming such Inventions and Know-How.  Subject to Sections 9.5 and 9.6, Senomyx hereby irrevocably assigns to Firmenich all right, title and interest in and to any such Senomyx Sole Inventions that consist of improvements to the Firmenich Technology (“Firmenich Improvements”), including, without limitation, […***…], and all claims within Patent Rights claiming such Senomyx Sole Inventions, subject to any license granted to Senomyx pursuant to Section 8.  In the event that Senomyx is legally unable to assign such rights to Firmenich, then Senomyx agrees either to waive the enforcement of such rights against Firmenich and any sublicensees and assignees, or to grant Firmenich an Exclusive, irrevocable, perpetual, worldwide, fully paid-up license, with right to sublicense through multiple tiers of sublicense, to such rights, subject to any license granted to Senomyx pursuant to Section 8.

9.3                               Firmenich Sole Inventions.  Firmenich will own all Inventions and other Know-How made solely by its employees and agents under this Agreement (“Firmenich Sole Inventions”), and all claims within Patent Rights claiming such Inventions and Know-How.  Subject to Sections 9.5 and 9.6, Firmenich hereby irrevocably assigns to Senomyx all right, title and interest in and to any such Firmenich Sole Inventions that consist of improvements to the Senomyx Technology (“Senomyx Improvements”), including, without limitation, […***…], and all claims within Patent Rights claiming such Firmenich Sole Inventions, subject to any licenses granted to Firmenich pursuant to Section 8.  In the event that Firmenich is legally unable to assign such rights to Senomyx, then Firmenich agrees either to waive the enforcement of such rights against Senomyx and any sublicensees and assignees, or to grant Senomyx an Exclusive, irrevocable, perpetual, worldwide, fully paid-up license, with right to sublicense through multiple tiers of sublicense, to such rights, subject to any license granted to Firmenich pursuant to Sections 8.

***Confidential Treatment Requested

9.4                               Joint Inventions.  All Inventions and other Know-How made under this Agreement jointly by employees or agents of Senomyx and employees or agents of Firmenich (the “Joint Inventions”) and all claims within Patent Rights claiming such Joint Inventions will be owned jointly by Firmenich and Senomyx.  Subject to Sections 9.5 and 9.6, Firmenich hereby irrevocably assigns to Senomyx all interest in and to any Joint Inventions that consist of Senomyx Improvements, including, without limitation, […***…] and all claims within Patent Rights claiming such Joint Inventions, subject to the licenses granted to Firmenich pursuant to Section 8. In the event that Firmenich is legally unable to assign such rights to Senomyx, then Firmenich agrees either to waive the enforcement of such rights against Senomyx and any sublicensees and assignees, or to grant Senomyx an Exclusive, irrevocable, perpetual, worldwide, fully paid-up license, with right to sublicense through multiple tiers of sublicense, to such rights, subject to any license granted to Firmenich pursuant to Sections 8. Subject to Sections 9.5 and 9.6, Senomyx hereby irrevocably assigns to Firmenich all interest in and to any Joint Inventions that consist of Firmenich Improvements, including, without limitation, […***…] and all claims within Patent Rights claiming such Joint Inventions, subject to any licenses granted to Senomyx pursuant to Section 8.  In the event that Senomyx is legally unable to assign such rights to Firmenich, then Senomyx agrees either to waive the enforcement of such rights against Firmenich and any sublicensees and assignees, or to grant Firmenich an Exclusive, irrevocable, perpetual, worldwide, fully paid-up license, with right to sublicense through multiple tiers of sublicense, to such rights, subject to any license granted to Senomyx pursuant to Section 8.

9.5                               […***…]

9.5.1                     […***…]  For the avoidance of doubt, all […***…] Controlled by […***…] prior to the Effective Date (the “[…***…]”) and all claims within Patent Rights claiming such […***…] will be owned […***…].

9.5.2                     […***…].  Notwithstanding anything to the contrary contained in Sections 9.2, 9.3 or 9.4, all […***…] […***…] developed by […***…] under this Agreement which consist of improvements to […***…] or which are […***…] (the “[…***…]”) and all claims within Patent Rights claiming such […***…]  will be owned […***…].

***Confidential Treatment Requested

9.5.3                     […***…] Notwithstanding anything to the contrary contained in Sections 9.2, 9.3, 9.4 or 9.5.2, all […***…] developed by […***…] under this Agreement and all claims within Patent Rights claiming such […***…] will be owned by […***…], subject to the license to […***…] pursuant to […***…]  For the purposes of the previous sentence and […***…] Notwithstanding anything to the contrary in this Agreement, […***…] will have no right to practice the […***…] of the Fields.

9.5.4                     […***…]  Prior to […***…], Firmenich will not […***…] on […***…] and will not disclose such […***…]  In the event that Firmenich […***…], then Firmenich hereby grants to Senomyx a non exclusive, royalty-free, sublicenseable, nontransferable (except as permitted under Section 17.12) worldwide license under Patent Rights and under Firmenich Know-How that […***…]: (i) to make, have made, use, sell, offer for sale, have sold, import and export […***…] (ii) to make, have made, use, sell, offer for sale, have sold, import and export […***…], and (iii) to make, have made, use, sell, offer for sale, have sold, import and export […***…]

9.6                               Methods of […***…]

9.6.1                     Products.  Notwithstanding anything to the contrary contained in Sections 9.2, 9.3 or 9.4, all Inventions and Know-How developed by Firmenich under this Agreement that consist of methods of […***…] and all claims within Patent Rights claiming such Inventions will be owned […***…].

***Confidential Treatment Requested

9.6.2                     Methods of […***…]  Anything in this Agreement to the contrary notwithstanding and subject to the license grants in Section 8.3.2, […***…], and shall be under no obligation to disclose […***…], any […***…] developed […***…].  For the avoidance of doubt, […***…] shall have the right to file Patent Rights claiming such […***…], subject to Section 10 of this Agreement.

9.6.3                     Methods of […***…].  Prior to […***…] will not file patent applications on methods of […***…], including any […***…] thereof, and will not […***…].  In the event that […***…] such information […***…], then […***…] hereby grants to […***…] a non exclusive, royalty-free, sublicenseable, nontransferable (except as permitted under Section 17.12) worldwide license under Patent Rights and under Firmenich Know-How that […***…] to such methods of […***…] (i) to make, have made, use, sell, offer for sale, have sold, import and export products […***…]; (ii) to make, have made, use, sell, offer for sale, have sold, import and export […***…] party (and such party’s Affiliates), and (iii) to make, have made, use, sell, offer for sale, have sold, import and export products […***…]

9.7                               Other Inventions.  Ownership of any Inventions made pursuant to this Agreement but not included in Sections 9.2, 9.3, 9.4, 9.5 or 9.6 will be determined by inventorship.

9.8                               Inventorship and Assignment.  United States patent law will determine inventorship of patentable inventions.  Senomyx and Firmenich agree to execute all documentation necessary to perfect all assignments of Patent Rights contemplated in this Agreement.

9.9                               CREATE Act.  The parties intend for this Agreement to qualify for the benefits of the Cooperative Research and Technology Enhancement (CREATE) Act (35 U.S.C. 103(c)).  Accordingly, each party agrees, without demanding any further consideration therefor, at the request of the other party, to do (and cause its employees to do) all lawful and just acts that may be or become necessary for evidencing, maintaining, recording and perfecting the benefits of the CREATE Act.

***Confidential Treatment Requested

10.       Treatment of Confidential Information; Publicity.

10.1                        Confidentiality.  Subject to the terms and conditions of this Agreement, each of Senomyx and Firmenich agrees that, during the Term and for a period of […***…] thereafter, it will keep confidential, and will cause its Affiliates to keep confidential, all of the other party’s Confidential Information.  Neither Senomyx nor Firmenich nor any of their respective Affiliates will use the other party’s Confidential Information, except as expressly permitted by this Agreement.

10.2                        Disclosure to Related Parties.  Senomyx and Firmenich each agree that any disclosure to any of its Affiliaties, or to its or their respective directors, officers, employees, contractors, consultants, sublicensees or agents of the other party’s Confidential Information will be made only if and to the extent necessary to carry out its responsibilities under this Agreement and to exercise the rights granted to it hereunder, will be limited to the extent consistent with such responsibilities and rights, and will be provided only to such persons or entities who are under an obligation of confidentiality no less stringent than as set forth in this Agreement.  Each party will use reasonable efforts to take such action, and to cause its Affiliates to take such action, to preserve the confidentiality of the other party’s Confidential Information, which will be the same efforts as it would customarily take to preserve the confidentiality of its own Confidential Information.

10.3                        Return of Confidential Material Upon Termination.  Upon termination of this Agreement, each party, upon the other party’s request, will return or destroy all Confidential Information received from the other party including, without limitation, all copies and extracts of documents, within […***…] of the date of receipt of the request of such other party; provided, however, one copy of the Confidential Information may be retained in a secure location with limited access for ensuring legal compliance with any ongoing obligation of confidentiality.

10.4                        Exceptions to Confidential Information.  Confidential Information will not include any information, which the receiving party can prove by competent written evidence:

(A)      is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available;

(B)        is known by the receiving party prior to receiving such information, as evidenced by its records;

(C)        is hereafter furnished to the receiving party without restriction as to disclosure or use by a third party lawfully entitled to furnish such information;

***Confidential Treatment Requested

(D)       is independently developed by the employees, agents or contractors of the receiving party without the aid, application or use of the disclosing party’s Confidential Information; or

(E)         is the subject of a written permission to disclose provided by the disclosing party.

A party may also disclose the other party’s Confidential Information of where required to do so by law, legal process, securities related regulations or by stock exchange rules; provided, however, that, in such event, the party required to disclose such information must give advance written notice of such disclosure to the other party to the extent reasonably possible and must cooperate with the other party’s efforts to seek, at the request and expense of the other party, all confidential treatment and protection for such disclosure as is permitted by applicable laws, regulations and rules; provided further that the relevant party may disclose the other party’s Confidential Information only to those persons to whom disclosure is so required.  Anything in this Section 10.4 to the contrary notwithstanding, the exceptions provided in (B) and (D) above shall not apply to information developed by Firmenich independently and/or jointly with Senomyx that constitutes a Senomyx Improvement or information developed by Senomyx independently and/or jointly with Firmenich that constitutes a Firmenich Improvement.

10.5                        Confidential Financial Information.  The parties agree that the material financial and business terms of this Agreement will be considered Confidential Information of both parties.  Notwithstanding the foregoing, either party may disclose such terms in legal proceedings or as are required to be disclosed in its financial statements, by law or SEC regulation, or under an obligation of confidentiality to bona fide potential sublicensees.  Senomyx may provide a copy of this Agreement or other Confidential Information provided under this Agreement including, without limitation, progress and royalty reports to the extent required by its licensors […***…] under an obligation of confidentiality.  Either party will have the further right to disclose the material financial terms of this Agreement under an obligation of confidentiality to […***….]  Notwithstanding the foregoing, the parties will agree upon a press release to announce the execution of this Agreement and […***…] and other […***…] under the Agreement.  Thereafter, Firmenich and Senomyx may each disclose to Third Parties the information contained in such press release without the need for further approval by the other party.

***Confidential Treatment Requested

10.6                        Permitted Use and Disclosures. Each party may use or disclose Confidential Information disclosed to it by the other party to the extent such information is included in the Firmenich Technology, Senomyx Technology or Joint Patent Rights, and to the extent such use or disclosure is reasonably necessary and permitted in the exercise of the rights granted hereunder in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, or court orders or otherwise submitting information to tax or other governmental authorities, conducting taste testing, submitting information for regulatory applications, or making a permitted sublicense or otherwise exercising rights expressly granted to the other party pursuant to the terms of this Agreement; provided, however, that if a party is required to make any such disclosure of the other party’s Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice of such disclosure to the other party where reasonably possible and, save to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information in consultation with the other party prior to such disclosure (whether through protective orders or otherwise).  Any disclosure of Confidential Information shall be limited to the minimum necessary to comply with such requirements.

10.7                        Publication of Results.  Subject to this Section 10, results and data obtained by either party in the course of this Agreement may be submitted for publication by such party in accordance with such party’s customary practices.  The publishing party will send a copy of the proposed publication to the non-publishing party and will allow such party […***…] from the date of receipt for review and comment.  The non-publishing party may, within […***…] object to the proposed publication on the grounds that either the publication contains Confidential Information of the non-publishing party in which case any such data determined in fact to be Confidential Information shall be removed from the publication before it is published or the publication may prejudice a subsequent patent application by the non-publishing party in which case the publishing party shall delay publication for a further […***…] or until such patent application is filed, if earlier.  If no answer is received from the non-publishing party within […***…] of receipt of the proposed publication, the publishing party will be free to submit such proposed publication.

10.8                        Confidential Research Information.  Subject to the provisions of Sections 3.3.2 and 9 regarding ownership of certain regulatory data and intellectual property, the parties agree that all results and data generated from the research and development by a party under the Agreement will be owned exclusively by that party and considered Confidential Information of that party subject to the confidentiality requirements of this Section 10. Firmenich will not provide to a Third Party any materials provided to it by Senomyx and Senomyx will not provide to a Third Party any materials provided to it by Firmenich. However, Firmenich may […***…]

***Confidential Treatment Requested

11. Intellectual Property Enforcement and Defense of Claims.

11.1                        Notice of Infringement.  If Senomyx or Firmenich determines that any Senomyx Technology, Firmenich Technology or Jointly Owned Technology is being infringed by a Third Party’s activities and that such infringement could affect the exercise by the parties of their respective rights and obligations under this Agreement, it shall promptly notify the other party in writing and provide such other party with any evidence of such infringement that is reasonably available.  Promptly after the receipt of such written notice, the parties shall meet and discuss in good faith how to stop such infringement.  The pursuing party shall consider in good faith any comments from the other party and shall keep the other party reasonably informed of any steps taken to stop such infringement.

11.2                        Senomyx Technology.  With respect to Senomyx Technology and Jointly Owned Technology, Senomyx shall have the first right to take action to remove such infringement using commercially appropriate steps, including without limitation, the filing of an infringement suit or other similar action.  In such event, with respect to […***…] under this Agreement in the country in which the infringement action is initiated, Firmenich shall have the right to join in such infringement suit or similar action at its own expense.  In the event Senomyx fails to take commercially appropriate steps to remove any infringement of any such Senomyx Technology or Jointly Owned Technology within […***…] following notice of such infringement, or earlier notifies Firmenich of its intent not to take such steps, then provided Firmenich retains relevant exclusive rights under this Agreement in the country in which the infringement action is initiated, Firmenich shall have the right to do so at its expense; provided, however, that if Senomyx has commenced negotiations with an alleged infringer for discontinuance of such infringement within […***…], Senomyx shall have an additional […***…] to conclude its negotiations before Firmenich may bring suit for such infringement or take other similar action.  In the event Firmenich brings such suit for infringement or takes other similar action, Senomyx shall have the right to join in such infringement suit or similar action at its own expense.

11.3                        Firmenich Technology.  With respect to Firmenich Technology, Firmenich shall have the sole right, but not the obligation, to take action to stop such infringement at its own expense. For the avoidance of doubt, Firmenich shall be entitled to take action under this Section 11.3 notwithstanding any action or negotiation commenced by Senomyx under Section 11.2. With respect to Patent Rights owned by Firmenich pursuant to Section 9.5.3 claiming […***…] where the infringement is […***…] Firmenich will have the right to take action to stop infringement of the claims in such Patent Rights which claim […***…] only against Third Parties that are […***…]

***Confidential Treatment Requested

11.4                        Recovery.  With respect to suits under Section 11.2 and […***…] owned by Firmenich pursuant to Section 9.5.3, the recoveries will be allocated in the following order: (a) […***…]; (b) Senomyx will be reimbursed an amount equivalent to […***…]; and (b) Firmenich will receive […***…].  With respect to suits brought under Section 11.3 […***…]

11.5                        Counsel and Assistance.  If either party brings an action under Section 11.2, or 11.3, such party will be entitled to control such action, hire and retain counsel, make decisions, settle on any terms, provided that a party joining the action may be represented by counsel of its choice.  At the request and expense of either party, the other party will give the requesting party all reasonable assistance required to file and conduct any such proceeding.

11.6                        Defense of Infringement Claims for Senomyx Technology.  Firmenich will cooperate with Senomyx, at Senomyx’s expense, in the defense of any suit, action or proceeding against Firmenich or Senomyx or Senomyx’s Affiliates alleging the infringement of the intellectual property rights of a Third Party by reason of Firmenich’s or Senomyx’s use of any Senomyx Technology licensed to Firmenich under this Agreement.  The parties must notify each other promptly in writing of the commencement of any such suit, action, proceeding or claim of infringement.  Firmenich will give to Senomyx full and sole authority, information and assistance necessary to defend, hire counsel, make decisions or settle on […***…] terms any such suit, action or proceeding and Firmenich will execute all documents, provide pertinent records, and take all other actions, including requiring persons within its control to give testimony, which may be reasonably required in connection with the defense or settlement of such litigation.

***Confidential Treatment Requested

11.7                        Defense of Infringement Claims for Firmenich Technology.  Senomyx will cooperate with Firmenich, at Firmenich’s expense, in the defense of any suit, action or proceeding against Senomyx or Firmenich alleging the infringement of the intellectual property rights of a Third Party by reason of Firmenich’s or Senomyx’s use of any Firmenich Technology licensed to Senomyx under this Agreement.  The parties must notify each other promptly in writing of the commencement of any such suit, action, proceeding or claim of infringement.  At the expense of Firmenich, Senomyx will give to Firmenich full and sole authority, information and assistance necessary to defend, hire counsel, make decisions or settle on […***…] terms any such suit, action or proceeding and Senomyx will execute all documents, provide pertinent records, and take all other actions, including requiring persons within its control to give testimony, which may be reasonably required in connection with the defense or settlement of such litigation.

12. Patent Prosecution and Maintenance.  Each party will bear the cost of filing and prosecuting the patents and patent applications associated with inventions owned or assigned to that party.  Firmenich will […***…] for […***…] for the applicable Selected Compounds in the applicable country), […***…], of the reasonable out-of-pocket costs incurred […***…] for […***…] patents and patent applications for the Selected Compound(s).   With respect to such patent applications after Firmenich has selected a Selected Compound, the parties will discuss and agree at least […***…] before the due date of international filings or at least […***…] before the due date of […***…], […***…] to file patent applications claiming Selected Compounds and Firmenich shall […***…].  Notwithstanding the foregoing, if […***…] decides it does not wish to have a patent application claiming a Selected Compound(s) either (i) filed or (ii) prosecuted […***…] or […***…] decides that it does not wish to have maintained a patent claiming a Selected Compound(s), […***…], […***…] may still (i) file or (ii) prosecute such patent application, or may maintain such patent […***…]; provided, however, that if […***…] actually files or prosecutes such patent application or maintains such patent […***…], Firmenich will […***…] for such application or maintenance costs of such patent in such country, and […***…].  Senomyx agrees to […***…] relating to claims within the Senomyx Patent Rights claiming Selected Compounds or use thereof in the Fields, including without limitation, by […***…] thereto upon request.  Firmenich shall hold all such information disclosed to it under this Section as Confidential Information under Section 10.

***Confidential Treatment Requested

13. Manufacturing.

13.1                Manufacturing in the Fields.  All actual […***…] manufacturing and commercial scale-up of Selected Compounds will be […***…] including, without limitation, manufacturing […***…].  In addition, Firmenich shall […***…] for any material required for its internal evaluations including prototype and product development efforts.  Subject to the terms and conditions of this Agreement, Firmenich may, in […***…].

13.2                                                Preferred […***…].

13.2.1             If Senomyx has a right to be a supplier of Selected Compounds in the fields of […***…] under […***…], then Senomyx agrees to […***…].

13.2.2             Firmenich agrees to negotiate in good faith with existing Senomyx collaborators that license any Selected Compounds from Senomyx to supply such Senomyx collaborators with their requirements of Selected Compounds on commercially reasonable terms […***…] comparable to other customers purchasing […***…] such materials with comparable […***…] and other comparable […***…].

14.       Term and Termination.

14.1        Term.  The term of this Agreement will begin on the Effective Date and will continue through the end of the Royalty Term, unless terminated earlier in accordance with the provisions of Section 14.2 or 14.3 hereof (the “Term”).

14.2        Termination By Mutual Agreement.  The parties may terminate this Agreement at any time, in whole or in part, by mutual written agreement executed by both parties.

14.3        Termination for Breach. Either party has the right to terminate this Agreement at any time for a material breach of this Agreement by the other party, provided that the breaching party has not cured such breach within sixty (60) days after written notice thereof by the non-breaching party.  The non-breaching party, upon termination of this Agreement, may seek actual or general damages and remedies available to it at law or in equity.

***Confidential Treatment Requested

14.4        Termination by Firmenich. After the Collaborative Period, Firmenich will have the right to terminate this Agreement without cause upon ninety (90) days prior written notice to Senomyx.

15.       Effect of Termination.

15.1                        Upon termination of this Agreement pursuant to Section 14, Firmenich will have no right to practice within or use of the Senomyx Technology, and all rights, title and interest in and to the Senomyx Technology will revert to and become the sole property of Senomyx, unless otherwise agreed upon in writing by the parties on or before the effective date of such termination.

Upon the expiration of the Term pursuant to Section 14.1, but not termination of this Agreement under Section 14.2, 14.3 or 14.4, […***…].  For the avoidance of doubt, this […***…].  Notwithstanding anything to the contrary in this Agreement, […***…].

15.2                        Notwithstanding the foregoing Section 15.1, […***…] after the date of termination that takes effect prior to the end of the applicable Royalty Term for a Product, […***…] subject to the terms of this Agreement, including, but not limited to, […***…]. Such determination shall be made on a […***…].  Firmenich may not […***…].

15.3                        Expiration or termination of this Agreement will not relieve the parties of any obligation accruing prior to such expiration or termination.

15.4                        Survival.  The obligations and rights of the parties under Sections 3.3.2, 3.4, 7.6 – 7.10, 8.2.2, 8.2.3, 8.3.1, 8.3.2, 9, 10, 13.2.1 (second sentence only), 14, 15, 16, 17, and Appendix A, will survive termination or expiration of this Agreement.

***Confidential Treatment Requested

16. Warranties and Indemnification.

16.1                        Mutual Representations and Warranties. The parties make the following representations and warranties to each other:

16.1.1              Corporate Power. Each party hereby represents and warrants that as of the Effective Date such party (i) is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement; (ii) has the requisite power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (iii) is in compliance with all requirements of applicable law of its state or country of incorporation, except to the extent that any noncompliance would not have a material adverse effect on its ability to perform its obligations under this Agreement.

16.1.2              Due Authorization. Each party hereby represents and warrants that as of the Effective Date such party (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (ii) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and to authorize the performance of its obligations hereunder and the grant of rights extended by it hereunder.

16.1.3              Binding Agreement. Each party hereby represents and warrants to the other that as of the Effective Date (i) this Agreement has been duly executed and delivered on its behalf and is a legal and valid obligation binding upon it and is enforceable in accordance with its terms; (ii) the execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it; and (iii) all necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by it in connection with the Agreement have been obtained.

16.2                        EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SENOMYX MAKES NO WARRANTIES OF ANY KIND.  IN PARTICULAR, (i) SENOMYX (INCLUDING ITS OFFICERS, EMPLOYEES AND AGENTS) EXPRESSLY DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, RELATING TO SENOMYX TECHNOLOGY; AND (ii) SENOMYX FURTHER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY (a) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF SENOMYX TECHNOLOGY OR SENOMYX PATENT RIGHTS; (b) THAT THE PRACTICE OF SENOMYX TECHNOLOGY OR ANYTHING MADE, USED, SOLD OR OTHERWISE DISPOSED OF UNDER ANY LICENSE GRANTED UNDER THIS AGREEMENT WILL NOT INFRINGE A PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHT OF A THIRD PARTY; AND (c) REGARDING THE PATENTABILITY OF ANY SENOMYX TECHNOLOGY, INCLUDING, WITHOUT LIMITATION, SENOMYX TECHNOLOGY CLAIMED IN PATENT APPLICATIONS AS PART OF SENOMYX PATENT RIGHTS. IN ADDITION, NOTHING IN THIS AGREEMENT MAY BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY SENOMYX OF THE ACCURACY, SAFETY, EFFICACY, OR USEFULNESS, FOR ANY PURPOSE, OF THE SENOMYX TECHNOLOGY.

16.3                        Senomyx Indemnification.  Senomyx shall indemnify Firmenich, its Affiliates and their respective directors, officers, employees and agents (collectively, “Firmenich Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including without limitation, reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all Third Party suits, investigations, claims or demands (collectively, “Third Party Claims”) arising from or occurring as a result of (a) any material breach by Senomyx of this Agreement; (b) any representation or warranties made by Senomyx herein having been incorrect or misleading; (c) any gross negligence or willful misconduct (but not patent infringement which is covered in Section 11) on the part of Senomyx or its Affiliates in performing any activity contemplated by this Agreement including, but not limited to, product liability claims arising out of any tests conducted solely by Senomyx; or (d) the practice by Senomyx of any license granted by Firmenich hereunder.  Notwithstanding the foregoing, Senomyx shall have no obligation to indemnify a Firmenich Indemnitee to the extent, and only to the extent, that Firmenich has an obligation to indemnify any Senomyx Indemnitee pursuant to Section 16.4 for any such Losses.

16.4        Firmenich Indemnification.  Firmenich shall indemnify Senomyx, its Affiliates and their respective directors, officers, employees and agents (collectively “Senomyx Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of (a) any material breach by Firmenich of this Agreement; (b) any representation or warranties made by Firmenich herein having been incorrect or misleading; (c) any gross negligence or willful misconduct (but not patent infringement which is covered in Section 11) on the part of Firmenich or its Affiliates in performing any activity contemplated by this Agreement; (d) any development, manufacturing, formulation, handling, storage, shipment, sale or other disposition of any Compound, Selected Compound or any Intermediate by or through Firmenich or its Affiliates or its permitted sublicensees; (e) a product liability claim on any Product; (f) the practice by Firmenich of any license granted hereunder.  Notwithstanding the foregoing, Firmenich shall have no obligation to indemnify a Senomyx Indemnitee, except to the extent, and only to the extent, Senomyx has an obligation to indemnify any Firmenich Indemnitee pursuant to Section 16.3 for any such Losses.

16.5                            Limitation of Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY WILL SEEK OR BE RESPONSIBLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES IN ANY AMOUNT UNDER ANY THEORY OF LIABILITY INCLUDING TORT, CONTRACT, NEGLIGENCE OR OTHERWISE UNDER THIS AGREEMENT AND NEITHER PARTY WILL SEEK OR BE RESPONSIBLE FOR ANY PUNITIVE DAMAGES IN ANY AMOUNT (INCLUDING, WITHOUT LIMITATION, ANY AND ALL CLAIMS ARISING PURSUANT TO SECTION 14 OR THIS SECTION 16).

16.6                            With respect to rights licensed to Senomyx by […***…], Firmenich hereby agrees to indemnify, defend and hold harmless […***…], as appropriate, and their respective officers, directors, employees, sponsors and agents from and against all damages or other amounts payable to a Third Party (including product liability) resulting or arising from Firmenich’s use of the rights granted herein to the extent that such indemnification by Firmenich is required by […***…] pursuant to the agreement between Senomyx and […***…].

17.  Miscellaneous.

17.1                        Force Majeure.  Neither party will lose any rights hereunder or be liable to the other party for damages or losses on account of failure of performance by the defaulting party (other than a payment default) if the failure is occasioned by war, fire, explosion, flood, (e.g. El Niño), earthquake, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting party; provided, however, that the party claiming force majeure has exerted all reasonable commercial efforts to avoid or remedy such force majeure and thereafter takes all reasonable steps to mitigate any such delay in performance hereunder and any damages that may be incurred by the other party thereby.

17.2                        Governing Law and Jurisdiction.  This Agreement will be governed exclusively by the laws of […***…] as such laws are applied to contracts entered into and to be performed entirely within such state.

***Confidential Treatment Requested

17.3                        Binding Effect.  This Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of the parties.  Any assignment not in accordance with this Agreement will be void.

17.4                        Dispute Resolution.

17.4.1              Negotiation.  The parties recognize that disputes as to certain matters may from time to time arise during the Term, which relate to either party’s rights and/or obligations hereunder (“Disputes”).  It is the objective of the parties to establish procedures to facilitate the resolution of Disputes arising under this Agreement in an expedient manner by mutual cooperation and negotiation.  The parties agree that prior to any arbitration concerning this Agreement or any court action relating to patent rights, Senomyx’s president and Firmenich’s Corporate Vice President, Research and Development will meet in person or by video-conferencing in a good faith effort to resolve any disputes concerning this Agreement.  Within […***…] of a formal request by either party to the other party, either party may, by written notice to the other party, have such dispute referred to their respective officers designated or their successors, for attempted resolution by good faith negotiations, such good faith negotiations to begin within […***…] after such notice is received.

17.4.2              Arbitration.  Any Dispute arising out of or relating to this Agreement which is not resolved between the parties or the designated officers of the parties pursuant to this Section 17.4 will be resolved by final and binding arbitration conducted in […***…] The arbitration will be conducted by three (3) arbitrators who are knowledgeable in the subject matter at issue in the dispute.  Senomyx will select one arbitrator, and one arbitrator will be selected by Firmenich.  The third arbitrator will be selected by mutual agreement of the two arbitrators selected by the parties. The decision of the arbitrators will be final and binding on the parties and may be sued on or enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of such party.

17.4.3              Interlocutory Relief.  Notwithstanding anything to the contrary in this Section 17.4, either party may seek immediate injunctive or other interim relief from any court of competent jurisdiction, including in Switzerland, with respect to any breach of Sections 9 or 10 hereof, or otherwise to enforce and protect the Patent Rights, copyrights, trademarks, or other intellectual property rights Controlled by such party. In addition, arbitration will not be used to resolve disputes concerning Patent Rights Controlled by either party.  Subject to Section 17.4.1, disputes concerning Patent Rights, including, but not limited to, disputes concerning patent ownership, claim language, claim scope and issues of validity will be settled in a court of law.  Any arbitration ruling that relies on an interpretation of Patent Rights will have no binding effect in a court of law on any Patent Rights related to this Agreement, unless such Patent Rights have been adjudicated in a court of law.

***Confidential Treatment Requested

17.5                        Severability.  If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance is, to any extent, held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby and each term, covenant or condition of this Agreement will be valid and enforced to the fullest extent permitted by law; the parties covenant and agree to renegotiate any such term, covenant or condition or the application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the parties that the basic purposes of this Agreement are to be effectuated.

17.6                        Independent Contractors.  It is expressly agreed that Firmenich and Senomyx will be independent contractors and that the relationship between the parties will not constitute a partnership or agency of any kind.  Neither Firmenich nor Senomyx will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other party, without the prior written authorization of the other party to do so.

17.7                        Entire Agreement; Amendment.  This Agreement sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties with respect to the Collaborative Program on and after the Effective Date, and supersedes and terminates all prior agreements and understandings between the parties, with respect to the subject matter of this Agreement.  For the avoidance of doubt, […***…] between the parties shall continue to apply with respect to the activities of the parties prior to the Effective Date.  For the avoidance of doubt, this Agreement does not supersede, modify or terminate the First Agreement or the Second Agreement.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as set forth in this Agreement.  No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the parties unless reduced to writing and signed by the respective authorized officers of the parties.  This Agreement will not be strictly construed against either party.  Any conflict between the terms set forth in the text of this Agreement and the terms of any Appendix hereto will be resolved in favor of the text of this Agreement.

***Confidential Treatment Requested

17.8                        Waiver.  Except as specifically provided for in this Agreement, the waiver from time to time by either of the parties of any rights or the failure to exercise any remedy will not operate or be construed as a continuing waiver of the same right or remedy or any of the other of such party’s rights or remedies provided in this Agreement.

17.9                        Construction.  The term “Article” or “Section” can refer to any single paragraph level found in this Agreement or any collection of multiple paragraphs thereunder.

17.10                 No Third Party Beneficiaries.  No Third Party, including any employee of any party to this Agreement (except as specifically provided in this Agreement), will have or acquire any rights by reason of this Agreement.  Nothing contained in this Agreement will be deemed to constitute the parties partners with each other or any Third Party.

17.11                 Notices.  Any notices or communications provided for in this Agreement to be made by either party to the other party must be in writing, in English, and will be made by prepaid air mail or overnight carrier with return receipt addressed to the other party at its address set forth below.  Any such notice or communication may also be given by hand, or facsimile to the appropriate designation.  Notices will be sent:

If to Senomyx, to:	Senomyx, Inc.
4767 Nexus Centre Drive
San Diego, CA 92121
U.S.A.
Facsimile number:
(858) 404-0750
Attention: General Counsel with a copy to the President

If to Firmenich, to:	Firmenich SA
1, route des Jeunes,
1211 Geneva 8
Switzerland
Facsimile number: +41.22.780.23.97
Attention: General Counsel

By like notice, either party may specify or change an address to which notices and communications must be thereafter sent.  Notices sent by mail, facsimile or overnight carrier will be effective upon receipt and notices given by hand will be effective when delivered.

17.12                 Assignment.  Notwithstanding any provision of this Agreement to the contrary, neither party may assign any of its rights or obligations under this Agreement in any country to any third party without the prior written consent of the non-assigning party, which consent will not be unreasonably withheld; provided, however, that either party may assign its rights and obligations under this Agreement without the consent of the other party (i) to a successor to substantially all of the assets of such party to which this Agreement relates, whether by merger, sale of stock, sale of assets or other transaction or (ii) to any Affiliate.  […***…] Notwithstanding the foregoing, any such assignment to an Affiliate will not relieve the assigning party of its responsibilities for performance of its obligations under this Agreement.  This Agreement will survive any merger, consolidation or change of Control (as defined in the term “Affiliate” in Appendix A — Definitions) of either party with or into another party and, subject to the foregoing provisions, no consent for any such merger, consolidation, similar reorganization or change of Control will be required hereunder.  Any assignment in contravention of the provisions of this Section 17.12 shall be null and void ab initio.

17.13                 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

17.14                 Rights Upon Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction where a Party is situated (collectively, the “Bankruptcy Laws”), executor contracts and non-assignable personal licenses of rights to “intellectual property” as defined under the Bankruptcy Laws.  If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its permitted successors and assigns (including, without limitation, a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party.  If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, and this Agreement is rejected as provided in the Bankruptcy Laws and the other Party, who is not commencing, or otherwise the subject of, a case under the Bankruptcy Laws (the “Non-Bankrupt Party”), elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its permitted successors and assigns (including, without limitation, a trustee), shall provide to the Non-Bankrupt Party, to the extent the Non-Bankrupt Party

***Confidential Treatment Requested

is a licensee hereunder, […***…] All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.  Additionally, in the event of any insolvency of Senomyx or the entry by it into any formal insolvency administration under United States law, it is the intention of the Parties that this Agreement shall not terminate and shall continue pursuant to the principles governing insolvency proceedings under United States law.  In particular, it is the intention and understanding of the Parties to this Agreement that the rights granted to the Parties under this Section 17.14 are essential to the Parties’ respective businesses and the Parties acknowledge that damages are not an adequate remedy.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

***Confidential Treatment Requested

IN WITNESS WHEREOF, the parties, through their authorized officers, have executed this Agreement as of the Effective Date.

FIRMENICH SA		FIRMENICH SA

By:	/s/ Paul-Louis Gay	By:	/s/ Friedrich Busse
	Paul-Louis Gay		Friedrich Busse

CFO & Corporate VP Global Services		Corporate VP Strategic Development

Date:	28 July 09	Date:	28 July 09

SENOMYX, INC.

By:	/s/ Kent Snyder
Kent Snyder

Title:	President, CEO and Chairman

Date:	July 28, 2009

APPENDIX A - DEFINITIONS

“Affiliate” means any entity which, directly or indirectly, Controls, is Controlled by or is under common Control with a party.  “Control” means (i) having the actual, present capacity to elect a majority of the directors of such affiliate; (ii) having the power to direct at least […***…] of the voting rights entitled to elect directors; or (iii) […***…] where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

“Agreement” means this agreement, together with all appendices attached to it, as it may be amended or supplemented from time to time hereafter by a written agreement executed by authorized representatives of both parties.

“Co-Exclusive” means that the right may be granted by Senomyx to only one (1) party (and such party’s Affiliates) in addition to Firmenich.  For the avoidance of doubt, the foregoing shall not be construed to prevent Senomyx from performing its obligations under this Agreement.

“Collaborative Period” means the period beginning on the Effective Date and ending two (2) years thereafter, unless terminated earlier in accordance with Section 14 or extended in accordance with Section 7.2.3.

“Collaborative Program” has the meaning set forth under “Background” above.

“Collaborative Program IP” means all Patent Rights and Know-How that is […***…] pursuant to the applicable Research Plan, but only to the extent […***…] as of the effective date of any […***…]

“Commercialization Date” means for each Selected Compound the first day of the calendar quarter immediately following the date of […***…] such Selected Compound to be sold […***…]

“Commercially Viable” means the applicable Compound that in Firmenich’s sole determination will […***…] of the Compound for the Intended Purpose of enhancing the relevant Target Sweetener for use within the Fields, after taking into account the following: (i) […***…] technical requirements (such as […***…]); (ii) […***…] targets; (iv) […***…]; (iv) […***…] requirements; and (v) […***…] targets.

***Confidential Treatment Requested

“Compounds” means the following:  a molecule(s) that is under the control of Senomyx, and primarily has an enhancing effect on the sweetness of a Target Sweetener.    Unless and until the proper exercise of the Option set forth in Section 8.6 of this Agreement, Compounds shall be expressly limited to Synthetic Compounds.  Following proper exercise of the Option, Compounds shall include Natural Compounds in addition to Synthetic Compounds.

“Confidential Information” of a party means all Inventions, Know-How or other information, including, without limitation, information and material (whether or not patentable) regarding technology, products, research, development, manufacturing, marketing, finances, personnel or other business information or objectives which is disclosed orally or in writing by the disclosing party to the other party.  Information developed by Firmenich independently or jointly with Senomyx that is or should be assigned to Senomyx pursuant to Section 9 shall be deemed Confidential Information of Senomyx and information developed by Senomyx independently or jointly with Firmenich that is or should be assigned to Firmenich pursuant to Section 9 shall be deemed Confidential Information of Firmenich; and (ii) with respect to a party, other information developed jointly by Firmenich and Senomyx shall be deemed to be the other party’s Confidential Information for the purpose of the confidentiality obligations hereunder except in respect of use by such other party.

“Control” or “Controlled” means, with respect to intellectual property, possession by a party, as of the Effective Date or during the Agreement, of the ability to grant a license or sublicense in accordance with the terms of this Agreement, without violating the terms of any agreement by such party with any Third Party.

[…***…] means, with respect to any Selected Compound, as determined by the Steering Commmittee pursuant to Section 3.1.2.

“Discovered During the Collaborative Period” means, with respect to a Compound, that it was first identified by Senomyx as […***…].

“Effective Date” means the date that this Agreement is signed by the last party to sign above.

[…***…] Technology” means (i) […***…] and associated […***…] having the intended effect of improving the […***…] in a Formulation or Product or (ii) […***…] (other than […***…] and […***…] that are […***…]) developed by Firmenich and that have […***…] with the Selected Compound.

***Confidential Treatment Requested

“Exclusive” means exclusive even as to the party granting the license; provided, however, that Senomyx may exercise such rights for the purpose of performing its obligations under this Agreement.

“Field I” means any and all forms of foods and beverages for human consumption excluding (i) nonalcoholic beverages; (ii) Gum; (iii) Sugar and Chocolate Confectionery and (iii) Therapeutics.

“Field II” means non-alcoholic dry powdered beverages for human consumption. Notwithstanding the foregoing, Field II specifically excludes (i) Gum; (iii) Sugar and Chocolate Confectionery and (iii) Therapeutics.

“Fields” means both Field II and I.

“Firmenich Competitor” means […***…].

“Firmenich Know-How” means, any know-how relating to […***…] which is not covered by Firmenich Patent Rights but is necessary or appropriate for purposes of the activities to be conducted under this Agreement, and which is Controlled by Firmenich as of the Effective Date or which becomes Controlled by Firmenich during the Term.  Firmenich Know-How excludes Know-How under Jointly Owned Technology.

“Firmenich Patent Rights” means, any Patent Rights relating to […***…], that are necessary or appropriate for purposes of the activities to be conducted under this Agreement, and which are Controlled by Firmenich as of the Effective Date or which become Controlled by Firmenich during the Term.  Firmenich Patent Rights excludes Patent Rights under Jointly Owned Technology.

“Firmenich Technology” means Firmenich Patent Rights and Firmenich Know-How.  For the avoidance of doubt, Firmenich Technology includes Firmenich Improvements as defined in Section 9.2.

“Gum” means […***…].

“Intended Purpose” shall have the meaning set forth in Section 3.1.2.

“Intermediate” means intermediates useful for making the applicable Compound.

“Invention” means any invention including, without limitation, any new and useful process, method, or composition of matter, or improvement, whether or not patentable, made in the course of the Agreement.

“Joint Invention” has the meaning set forth in Section 9.4.

***Confidential Treatment Requested

“Joint Patent Rights” means all Patent Rights containing one or more claims to a Joint Invention.

“Jointly Owned Technology” means Know-How and/or Patent Rights with respect to Inventions that are jointly owned by Firmenich and Senomyx.  For the avoidance of doubt, Jointly Owned Technology does not include Firmenich Improvements or Senomyx Improvements.

“Know-How” means information and data, whether or not patentable, which is not generally known to the public, including, without limitation, designs, concepts, formulae, software, techniques, practices, processes, methods, knowledge, skill, experience, expertise, technical information, and data, including pharmacological, toxicological and clinical test data, analytical and quality control data, patent and legal data or marketing, sales and manufacturing data.

“Major Country(ies)” means […***…].

“Major Firmenich Customer” means any Firmenich customer where (a) such customer is one of Firmenich’s […***…] as measured by […***…]; and (b) […***…] in the market or product segment where the Product is used.

“Modulator Selling Price” means for the applicable quarterly reporting period the […***…]  Notwithstanding the foregoing, in the event that the Steering Committee determines […***…], the Steering Committee shall […***…] for a given period; provided, however, that if the Steering Committee […***…], then […***…].  In the event that […***…] applicable Selected Compound, […***…].  In the event of […***…] the Modulator Selling Price, the parties […***…].

“Natural Compounds” means Compounds that are natural as defined by […***…].

***Confidential Treatment Requested

“Net Sales” means, with respect to a Product, the […***…] by Firmenich and its Affiliates and/or permitted sublicensees on any sales or other transfer of the Product, less the following items:

i)	[…***…];

ii)	[…***…];

iii)	[…***…];

iv)	[…***…]; and

v)	[…***…].

Notwithstanding the foregoing, […***…].

“Non-Major Country” means any country that is not a Major Country.

“Patent Rights” means all rights associated with all U.S. or foreign (including regional authorities such as the European Patent Office) utility or provisional patents or patent applications, including any improvements, continuations, continuations-in-part, or divisionals or any substitute or equivalent applications, and any patent issuing thereon, including any reissue, reexamination or extension thereof.

“Product(s)” means a (i) Selected Compound(s) as a standalone product; and (ii) product(s) that incorporates a Selected Compound.

[…***…] means Firmenich’s exercising of its rights to […***…] and to receive and exercise the rights set forth in Section 8.1.3 of this Agreement for the limited period set forth therein.

***Confidential Treatment Requested

[…***…] means the occurrence of: (A) any one or more of the following events: (i) […***…] by or against […***…] (other than as a result of […***…]), (ii) […***…] (other than as a result of […***…]), (iii) […***…] (other than as a result of […***…]), (iv) […***…], or (v) […***…] set forth in subsections (i) through (iv) […***…]; AND (B) […***…]

“Regulatory Approval” means in respect of (i) the United States of America and Brazil, receipt of notification from Flavor and Extract Manufacturers’ Association of the United States (“FEMA”) of determination as Generally Recognized As Safe; (ii) Mexico, approval by the Mexican Health authorities and inclusion in the lists of permitted flavoring substances in the Acuerdo por el que se determinan las sustancias permitidas como aditivos y coadyuvantes en alimentos, bebidas y suplementos alimenticios; (iii) the People’s Republic of China, approval by the State Food & Drug Administration of the Peoples’ Republic of China and inclusion in the list of permitted flavoring agents (reference GB270, as of the date of this Agreement); (iv) France and the United Kingdom, approval by the European Food Safety Authority […***…], in the community list of flavoring substances as laid down in Regulation (EC) No. 1334/2008, or as subsequently amended; (v) Japan, approval by the Japan Ministry of Health, Labor and Welfare for use as a flavoring agent in accordance with the Japanese Food Sanitation Law; and (vi) […***…].  In the event the regulatory requirements are amended or the parties desire to use a different regulatory pathway for any country, the Steering Committee will revise this definition as necessary and document such revisions in the minutes of the Steering Committee.

“Regulatory Approval Date” means the date in a particular country that the Regulatory Approval is granted.

“Research Plan” means the detailed scientific research plan attached hereto as Appendix C that describes the research program, defines the key activities and responsibilities of the parties, research milestones and timeline for the Collaborative Program.  The Research Plan will include a brief description of the anticipated process required to obtain appropriate regulatory approval(s).  The Research Plan is incorporated by reference into this Agreement.  The Research Plan may be updated from time to time by the Steering Committee and such updates will be maintained in the records of the Steering Committee.

***Confidential Treatment Requested

“Royalty Term” means, in the case of any Product and as to […***…], the period of time commencing on the first commercial sale of such Product […***…] and ending upon the date that there no longer exists a Valid Claim in a Patent Right controlled by Senomyx or its Affiliates covering the manufacture, use or sale of such Product (or Selected Compound contained therein) […***…] in which the Product is sold, with the limitation that for […***…] the Royalty Term for […***…] shall end upon the date that there no longer exists a Valid Claim in a Patent Right controlled by Senomyx or its Affiliates covering the manufacture, use or sale of such Product (or Selected Compound contained therein) […***…] or […***…]

“Royalty Year” means each twelve-(12)-month period commencing on the Commercialization Date for the first Selected Compound and each anniversary thereof.

“Selected Compound(s)” means a Compound(s) that is selected for development pursuant to Section 3.1.4 or Section 8.7.

[…***…] shall mean any […***…]  Notwithstanding the foregoing, […***…] excludes any Know-How that does not relate to, or claims within Patent Rights that do not claim any Compound(s).

[…***…] shall mean any […***…]  Notwithstanding the foregoing, […***…] excludes any Know-How that does not relate to, or claims within Patent Rights that do not claim any Selected Compound(s).

“Senomyx Compound Manufacturing Methods” means new methods of […***…] thereof, developed by Firmenich independently or together with Senomyx.

“Senomyx Know-How” means any Know-How related to the […***…], which is not covered by the Senomyx Patent Rights, but is necessary or appropriate for purposes of the activities to be conducted under this Agreement, and which is Controlled by Senomyx as of the Effective Date or which becomes Controlled by Senomyx during the Term.  Senomyx Know-How excludes Know-How under Jointly Owned Technology.

“Senomyx Patent Rights” means any Patent Rights relating to […***…] and, that are necessary or appropriate for purposes of the activities to be conducted under the Agreement, and which are Controlled by Senomyx as of the Effective Date or which become Controlled by Senomyx during the Term.   Senomyx Patent Rights excludes Patent Rights under Jointly Owned Technology.

“Senomyx Technology” means the Senomyx Patent Rights, and Senomyx Know-How. For the avoidance of doubt, Senomyx Technology includes Senomyx Improvements as defined in Section 9.3.

***Confidential Treatment Requested

“Strategic Marketing Plan” means a worldwide marketing plan prepared by Firmenich for Selected Compounds which includes at least the following items:

(i)	[…***…];
(ii)	[…***…];
(iii)	[…***…]
(iv)	[…***…]
(v)	[…***…].

“Similarity Index Test” means […***…].

“Substantially Similar Modifications” means […***…].

“Sugar and Chocolate Confectionery” means […***…].

“Steering Committee” has the meaning set forth in Section 2.

“Synthetic Compounds” means Compounds that are not Natural Compounds.

“Target Sweeteners” means any of the following sweeteners:  sucrose, fructose, stevioside, rebaudioside […***…]

“Term” has the meaning set forth in Section 14.1.

“Territory” means worldwide.

“Therapeutics” means any […***…]

***Confidential Treatment Requested

“Third Party(ies)” means any party other than a party to this Agreement or an Affiliate of Senomyx or Firmenich.

“Valid Claim” means a claim of a pending patent application or an issued patent within the Patent Rights, which has not (i) expired or been canceled; (ii) been declared invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction; (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; and/or (iv) been abandoned.

APPENDIX B — CALCULATION OF NET ROYALTIES

[…***…]

***Confidential Treatment Requested

APPENDIX C — RESEARCH PLAN

Collaborative Program Overview — The key objective of the Collaborative Program is to discover novel compounds that enhance the target sweeteners sucrose, fructose and rebaudioside […***…].

Specific Goals — The overall goal of this program is to develop novel compounds with sweet taste enhancement properties that meet the desired criteria below:

i.	[…***…]
ii.	[…***…]
iii.	[…***…]
iv.	[…***…]
v.	[…***…]

Senomyx Sweet Taste Enhancer Program Status — Senomyx has developed a proprietary high-throughput screening assay using the human sweet receptor T1R2/T1R3. This assay allows for […***…] to be screened per week to identify novel compounds that enhance the sweet taste receptor. […***…] In addition, the assay correctly predicts […***…] as determined by taste tests.  Senomyx has validated the utility of this assay to discover novel enhancers of sweet receptor agonists […***…].

To date, we have screened the Senomyx corporate library (approximately 350,000 compounds) for enhancers of […***…]. Our initial high-throughput screen uncovered […***…] receptor activation.  […***…] Using the homology model and assay-guided compound optimization, we were able to develop potent enhancers of both sucralose and sucrose […***…]  The homology model also suggests that the enhancer molecules […***…]  To date, characterization of hits from […***…]

***Confidential Treatment Requested

[…***…]  Approximately 60 compounds with apparent […***…] enhancement activity were studied in our dose response assay format which can be utilized to distinguish between true enhancers and weak receptor agonists. In addition, these same compounds were evaluated in […***…]  Several of these compounds were taken forward into sensory evaluation and did not show […***…]  To date, we have yet to do any follow up of the hits from our initial […***…] screen.  This work is scheduled to begin in […***…].

As discussed above, so far we have been successful in developing potent enhancers of both sucralose (S2383) and sucrose.  Our initial lead sucrose enhancer, S6973, enables up to a 50% sucrose reduction in various products such as yogurt, cereal, cookie, and beverage prototypes, while maintaining the sweet taste of natural sugar.  A multi-kilo GMP scale up of S6973 has been completed and safety studies to support regulatory filings are ongoing in 2009.  […***…]  Top compounds are undergoing taste tests and additional related compounds continue to be synthesized and screened to identify compounds with even greater taste and improved physical property profiles.  Although these second generation sucrose enhancers have been shown to be significantly […***…] these compounds will need to be evaluated in product prototypes to determine if further improvements are necessary to meet the requirements of all intended product categories.  […***…]

[…***…]  This research plan also outlines the required steps to discover and develop enhancers for these target sweeteners.

[…***…]

***Confidential Treatment Requested

[…***…]The initial collaboration will focus solely on the discovery of synthetic sweet enhancing compounds; however an option right exists to add the discovery of natural sweet enhancers.  At that time, a separate research plan will be prepared and agreed upon by the Steering Committee members.

Research Plan — The research plan has been divided into three phases: Phase I, the “Lead Discovery” phase, Phase II, the “Optimization” phase, and Phase III, the “Development” phase.

[…***…]

Phase I: Lead Discovery

Goals — The goal of this phase is to identify lead compounds from at […***…] that enhance the target sweeteners and […***…]

Key activities — The key activities of Phase I are:

[…***…]

***Confidential Treatment Requested

[…***…]

Phase II: Optimization

Goals — The goal of this phase is to optimize one or more compounds into product candidates that meet the criteria outlined in the collaboration agreement for an enhancer of the target sweetener.  Suitable compounds will be evaluated in taste tests and one or more product candidates will be selected by the Steering Committee for development (Phase III).

Key activities — The key activities of Phase II are:

***Confidential Treatment Requested

[…***…]

Phase III: Development

Goals — The goals of this phase are to 1) scale up material for safety and initial application work, 2) conduct a series of safety studies on one or more compounds, […***…] 5) conduct application work in preparation of product development and commercialization.

Key activities — The key activities of Phase III are:

[…***…]

***Confidential Treatment Requested